                           ASSET PURCHASE AGREEMENT
                                BY AND BETWEEN
                          DIXON TICONDEROGA COMPANY,
                                  AS SELLER
                                     AND
                            ASBURY CARBONS, INC.,
                                   AS BUYER

                              TABLE OF CONTENTS

ARTICLE I DEFINITIONS, INTERPRETATION                       -1-
1.1  Definitions                                            -1-
1.2  Interpretation                                         -8-

ARTICLE 2 PURCHASE AND SALE                                 -8-
2.1  Agreements to Purchase and Sell                        -9-
2.2  Excluded Assets                                        -11-
2.3  Assumed Liabilities                                    -12-
2.4  Excluded Liabilities                                   -13-
2.5  Procedures for Purchased Assets not Transferable       -13-
2.6  Title                                                  -14-
2.7  Environmental Matters                                  -15-

ARTICLE 3                                                   -16-
3.1  Purchase Price                                         -16-
3.2  Payment of Purchase Price                              -16-
3.3  Post-Closing Report.                                   -18-
3.4  Purchase Price Allocation                              -19-

ARTICLE 4      CLOSING                                      -20-
4.1  Closing Date                                           -20-
4.2  Transactions at Closing                                -20-

ARTICLE 5      REPRESENTATIONS, WARRANTIES,
               AGREEMENTS AND COVENANTS OF SELLER           -21-
5.1  Organization                                           -22-
5.2  Due Authorization                                      -22
5.3  Title                                                  -23-
5.4  Certain Contracts                                      -30-
5.5  Intangible Rights                                      -32-
5.6  Litigation                                             -33-
5.7  Employees                                              -33-
5.8  Default                                                -34-
5.9  Consents                                               -34-
5.10 Inventory                                              -34-
5.11 Accounts Receivable                                    -34-
5.12 Equity Interests                                       -35-
5.13 Sufficiency of Purchased Assets                        -35-
5.14 Compliance with Applicable Laws                        -36-
5.15 Restrictions on Property                               -36-
5.16 No Brokers                                             -37-
5.17 Related Party Transactions                             -37-
5.18 Disclosure                                             -37-
5.19 Insurance                                              -37-
5.20 Financial Statements                                   -38-
5.21 Licenses and Permits                                   -39-
5.22 Environmental                                          -40-
5.23 Taxes                                                  -41-
5.24 Business Relations                                     -42-
5.25 Improper Payments                                      -42-
5.26 Software                                               -43-
5.27 Absence of Certain Changes or Events                   -44-

ARTICLE 5A     STAGE 1 AND STAGE 2 INFORMATION              -46-
5A.1 Stage 1 and Stage 2 Information                        -46-
5A.2 Schedule Supplement                                    -47-

ARTICLE 6      REPRESENTATIONS, WARRANTIES, AGREEMENTS
               AND COVENANTS OF BUYER                       -47-
6.1  Organization                                           -48-
6.2  Due Authorization                                      -48-
6.3  Litigation                                             -49-
6.4  Breach of Representations and Warranties               -49-
6.5  No Broker                                              -49-

ARTICLE 7 EMPLOYEES; PENSION AND OTHER BENEFIT PLANS        -49-
7.1  Employment of Employees of the Business                -49-
7.2  No Third Party Reliance                                -51-
7.3  Retirement and Health and Welfare Plans                -51-
7.4  Dixon Ticonderoga Company Employee Retirement
     Savings Plan                                           -52-
7.5  Allocation of Employee and Benefit Plan Liability      -53-
7.6  Union Negotiations                                     -53-
7.7  Allocation of Employee Liabilities                     -54-
7.8  Effect of Collective Bargaining Agreements.            -54-
7.9  Allocation of Responsibility under WARN                -54-

ARTICLE 8      PRE-CLOSING COVENANTS OF SELLER AND BUYER    -55-
8.1  Corporate and Other Actions                            -55-
8.2  Consents and Approvals                                 -55-
8.3  Access to Information/Due Diligence                    -55-
8.4  Employment Assistance                                  -56-
8.5  Ordinary Course of Business                            -56-
8.6  Conduct of the Business; Negative Covenants            -56-
8.7  Other Actions                                          -57-
8.8  Bulk Transfer Laws                                     -57-
8.9  Notice to Buyer                                        -57-
8.10 Introductions                                          -58-
8.11 Additional Insured                                     -58-

ARTICLE 9      CONDITIONS                                   -59-
9.1  Conditions to Obligations of Seller                    -59-
9.2  Conditions to Obligations of Buyer                     -60-

ARTICLE 10     NON-COMPETITION                              -64-

ARTICLE 11     POST-CLOSING COVENANTS                       -64-
11.1 Availability of Records                                -64-
11.2 Tax Matters                                            -65-
11.3 Post-Closing Obligations under Transaction Documents   -66-
11.4 Third Party Relations                                  -66-
11.5 Transitional Assistance                                -66-
11.6 Texas Services Agreement                               -66-
11.7 Transitional License                                   -67-
11.8 New Jersey Air Permits                                 -67-
11.9 Accounts Receivable Adjustment                         -67-

ARTICLE 12     INDEMNIFICATION AND SURVIVAL                 -69-
12.1 Indemnification by Seller                              -69-
12.2 Indemnification by Buyer.                              -70-
12.3 Notice to the Indemnitor                               -71-
12.4 Right of Parties to Settle or Defend                   -71-
12.5 Settlement Proposals                                   -72-
12.6 Reimbursement                                          -75-
12.7 Product Liability and Warranty Claims                  -76-
12.8 Survival                                               -76-

ARTICLE 13     TERMINATION                                  -77-
13.1 Termination of Agreement                               -77-
13.2 Written Notice                                         -78-
13.3 Continuing Confidentiality                             -78-
13.4 Return of Deposits                                     -78-

ARTICLE 14     MISCELLANEOUS                                -80-
14.1  Assignment                                            -80-
14.2  No Press Release Without Consent                      -81-
14.3  Confidentiality                                       -81-
14.4  Expenses                                              -82-
14.5  Severability                                          -83-
14.6  Entire Agreement                                      -83-
14.7  No Third Party Beneficiaries                          -83-
14.8  Waiver                                                -83-
14.9  Counterparts                                          -83-
14.10 Choice of Forum                                       -83-
14.11 Further Documents                                     -83-
14.12 Notices                                               -84-
14.13 Construction                                          -85-
14.14 Governing Law                                         -85-
14.15 Contact with Employees                                -85-

                         ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT dated as of this 9th day of February, 1999, by and between DIXON TICONDEROGA COMPANY, a Delaware corporation ("Seller"), and ASBURY CARBONS, INC., a Delaware corporation ("Buyer").
      BACKGROUND
      A.     Seller owns and operates a Graphite and Lubricants Division (the
"G&L").
      B. On or about August 7, 1998 the parties entered into a letter of intent (the "Letter of Intent") that indicated a current interest on behalf of Buyer to acquire certain assets and assume selected liabilities of G&L, which Letter of Intent has been amended from time to time.
      C. Seller proposes to sell and Buyer desires to purchase the business and certain assets and selected liabilities of G&L from Seller but only upon the terms and subject to the conditions set forth in this Asset Purchase Agreement (the "Agreement").
      AGREEMENTS
      NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the parties hereto agree as follows:

      ARTICLE I
      DEFINITIONS, INTERPRETATION
      1.1 Definitions. The following terms have the following meanings when used herein:
     "Accounts Receivable" has the meaning set forth in Section 2.1.
     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.
     "Agreement" has the meaning set forth in the Background.
     "Approved Remediation Agreement" has the meaning set forth in Section
9.2.10.
     "Article 5 Schedules" has the meaning set forth in Section 5A.2. "Assignment and Assumption Agreement" means the Assignment and Assumption
Agreement and Bill of Sale, in substantially the form of Exhibit 1.1.1, to be executed and delivered between Buyer and Seller on the Closing Date.
     "Assumed Contracts" has the meaning set forth in Section 2.3.
     "Assumed Liabilities" has the meaning set forth in Section 2.3.
     "Benefit Plans" has the meaning set forth in Section 5.8.
     "Bulk Sale Indemnification" has the meaning set forth in Section 8.8. "Business" shall mean the business operations at Seller's G&L, exclusive of the Mexican Operation.
     "Business Claims" has the meaning set forth in Section 5.6.
     "Business Insurance" has the meaning set forth in Section 8.11.
     "Business Receivables" has the meaning set forth in Section 11.9(a). "Business Records" has the meaning set forth in Section 2.1.
     "Buyer" has the meaning set forth in the Background.
     "Buyer Indemnitee" has the meaning set forth in Section 12.1.1.
     "Buyer Material Adverse Effect" has the meaning set forth in Section 6. 1. "Buyer Non-Closing Event" has the meaning set forth in Section 9.1.8. "Buyer Permitted Termination" has the meaning set forth in Section 13.4(a). "Buyer's Lenders" shall mean Brown Brothers Harriman & Co. and First Union
National Bank.
     "Buyer's Subsidiaries" has the meaning set forth in Section 3.2(a)(iv). "Buyer's Title Commitment" has the meaning set forth in Section 2.6.1(a). "Collection" has the meaning set forth in Section 11.9(b).
     "Collection Shortfall" has the meaning set forth in Section 11.9(b). "Closing" has the meaning set forth in Section 4.1.
     "Closing Date" has the meaning set forth in Section 4. 1.

     "Closing Date Portion of the Purchase Price" has the meaning set forth in
Section 4.2.2.
     "Closing Escrow Agreement" has the meaning set forth in Section 3.2. "Closing Escrowed Funds" has the meaning set forth in Section 3.2.
     "Code" means the Internal Revenue Code of 1986, as amended.
     "Continuing Employees" has the meaning set forth in Section 7.1. "Contracts" has the meaning set forth in Section 2.1.
     "Customers" has the meaning set forth in Section 2.1 (c).
     "Default Interest Rate" has the meaning set forth in Section 12.6.
     "DXT 401(k) Plan" has the meaning set forth in Section 7.5.
     "Earnings Deficiency" has the meaning set forth in Section 12.1.1. "Employees of the Business" has the meaning set forth in Section 7.1. "Environmental Agreement" means the Environmental Agreement entered into as of the date hereof among the parties hereto, in substantially the form attached hereto as Exhibit 2.7.
     "Environmental Law(s)" means any federal, state or local law, regulation, ordinance or order, whether in effect now or enacted, promulgated, or prescribed in the future, pertaining to the protection of the environment, including CERCLA, RCRA and any other law which governs (1) the existence, removal or remediation of Hazardous Substances on real property; (ii) the emission, discharge, release, or control of Hazardous Substances into or in the environment; (iii) the use, generation, handling, transport, treatment, storage, disposal or recovery of Hazardous Substances.
     "Environmental Permits" has the meaning set forth in Section 5.22.
     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
     "Escrow Agreement" has the meaning set forth in Section 3.2.
     "Excluded Assets" has the meaning set forth in Section 2.2.
     "Excluded Contracts" has the meaning set forth in Section 2.2(g).
     "Excluded Liabilities" has the meaning set forth in Section 2.4.
     "Excluded Tradename" has the meaning set forth in Section 2.2(c).
     "Existing Employment Agreement" has the meaning set forth in Section
9.2.13.
     "Final Stage 2 Information" has the meaning set forth in Section 5A.1. "Final Stage 2 Release Date" has the meaning set forth in Section 5A.1. "G&L" has the meaning set forth in the Background.
     "GAAP" means generally accepted accounting principles consistently applied in accordance with past practices of Seller as it relates to the Business.
     "Good Faith Deposit" has the meaning set forth in Section 3.2. "Governmental Entity" means any Federal, state or local court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
     "Identified Positions" has the meaning set forth in Section 7.1.
     "Idle Equipment" has the meaning set forth in Section 5.13(a).
     "Indemnitee" has the meaning set forth in Section 12.3.
     "Indemnitor" has the meaning set forth in Section 12.3.
     "Intangible Rights" has the meaning set forth in Section 5.5.
     "Interim Material Event" has the meaning set forth in Section 9.2.2. "Inventory" has the meaning set forth in Section 2.1 (a).
     "Knowledge" or "knowledge" means, except as otherwise expressly provided herein, all information actually known after having made due inquiry.
     "Letter of Intent" has the meaning set forth in the Background.
     "Licenses" has the meaning set forth in Section 2.1.
     "Liens" has the meaning set forth in Section 5.3.
     "Losses" has the meaning set forth in Section 12.1.1.
     "Material Adverse Effect" has the meaning set forth in Section 5.2. "Material Contracts" means any and all Contracts, oral or written, with annual performance obligations in excess of $10,000.

     "Mexican Facility" means the facilities located at Los Encinos No. 18 A.P., De C.V. Parque Industrial, Hermosillo, Sonora, Mexico.
     "Mexican Operation" means the Mexican business operations of Seller's Affiliate currently based at its Mexican Facility.
     "New Jersey Facility" has the meaning set forth in Section 5.3.1.
     "New Jersey Premises" has the meaning set forth in Section 5.3.1.
     "New Jersey Premises Ground Lease" has the meaning set forth in Section 2.6.1.
     "New Jersey Premises Leasehold Interest" means all of Buyer's right, title and interest in and to the New Jersey Premises, all as more fully described in the New Jersey Premises Ground Lease.
     "New Jersey Sale Contract" has the meaning set forth in Section 2.6.1(b). "New Jersey Unused Improvements" has the meaning set forth in Section
5.3.1(c)(i).
     "Nominee" has the meaning set forth in Section 14.1.
     "Non-accepting Employees" has the meaning set forth in Section 7.1. "Non-Competition Agreement" has the meaning set forth in Section 10.1. "Note" has the meaning set forth in Section 3.2(a)(iv).
     "Other Employees" has the meaning set forth in Section 7.1.
     "Other Employee Related Liability" has the meaning set forth in Section
7.8.
     "Permitted GAAP Modifications" has the meaning set forth in Section 5.20. "Person" means any individual, corporation, partnership, joint venture, trust or unincorporated organization or government or any agency or political subdivision thereof
     "Post-Closing Report" has the meaning set forth in Section 3.3. "Post-Closing Transaction Document Obligation" has the meaning set forth in
Section 11.3.
     "Pre-Closing Casualty" has the meaning set forth in Section 8.11. "Processes" has the meaning set forth in Section 5.26.
     "Products" has the meaning set forth in Section 2.1 (b).
     "Proposed Settlement" has the meaning set forth in Section 12.5.2. "Purchase Price" has the meaning set forth in Section 3.1.
     "Purchase Price Allocation Schedule" has the meaning set forth in Section 3.4.
     "Purchase Price Multiple" has the meaning set forth in Section 12.1.1. "Purchased Assets" has the meaning set forth in Section 2.1.
     "Redundant Employees" has the meaning set forth in Section 7.1.
     "Requested Party" has the meaning set forth in Section 14.3(b).
     "Required Contract Consents" has the meaning set forth in Section 5.4. "Relevant Prepaid Expenses" has the meaning set forth in Section 2.1. "Return Event" has the meaning set forth in Section 13.4.
     "Second Good Faith Deposit" has the meaning set forth in Section 3.2. "Section 9.2 Letter" has the meaning set forth in Section 9.2.
     "Seller" has the meaning set forth in the Background.
     "Seller Non-Closing Event" has the meaning set forth in Section 9.2.13. "Seller's Certificate" has the meaning set forth in Section 9.2.1.
     "Seller Indemnitee" has the meaning set forth in Section 12.2.1.
     "Seller Remedies" has the meaning set forth in Section 13.4(b).
     "Seller's Designees" has the meaning set forth in Article 5.
     "Seller's Financial Statements" has the meaning set forth in Section 5.20. "Seller's Surviving Product and Warranty Liability" has the meaning set forth in Section 12.7.1.
     "Software" has the meaning set forth in Section 2.1.
     "Stage 1 Information" has the meaning set forth in Section 5A.1.
     "Stage 2 Information" has the meaning set forth in Section 5A.1. "Subordination Agreement" has the meaning set forth in Section 3.2(a)(iv). "Supply Agreement" has the meaning set forth in Section 9.1.6.

     "Survey" has the meaning set forth in Section 5.3.1(c)(iii).
     "Taxes" means with respect to any Person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such Person and (ii) any liability of such Person or any of its Subsidiaries for the payment of any amount of the type described in clause (i) as a result of being a member of any affiliated or combined group.
     "Texas Facility" has the meaning set forth in Section 5.3.2.
     "Texas Premises" has the meaning set forth in Section 5.3.2.
     "Texas Premises Ground Lease" has the meaning set forth in Section 2.6.2. "Texas Premises Leasehold Interest" means all of Buyer's right, title and interest in and to the Texas Facility, including Buyer's right to ingress, egress, utility services and easement rights in property owned by Seller, all as more fully described in the Texas Premises Ground Lease.
     "Texas Unused Improvements" has the meaning set forth in Section
5.3.2(c)(i).
     "Texas Utility Systems" has the meaning set forth in Section 5.3.2(c)(ii). "Third Party Offer" has the meaning set forth in Section 12.5.1. "Transaction Documents" has the meaning set forth in Section 4.2.1. "Transfer Expense" has the meaning set forth in Section 14.4.
     "Verified Net Accounts Receivable" has the meaning set forth in Section 11.9(a).
     "Year-End Balance Sheet" means the balance sheet of the Business as of September 30, 1998, prepared in accordance with the requirements set forth in
Section 5.20.
     "Year-End Financial Statements" means the Year-End Balance Sheet and income statement for the Business for the fiscal year ending September 30, 1998, prepared in accordance with the requirements set forth in Section 5.20.
     "Year 2000 Compliant" has the meaning set forth in Section 5.26.
      1.2 Interpretation. The headings contained in this Agreement, in any exhibit or schedule annexed hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms, and references to a person are also to its permitted successors and assigns.

      ARTICLE 2
      PURCHASE AND SALE

      2.1 Agreements to Purchase and Sell. Upon the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title, and interest of Seller in and to all the properties, assets and rights of any kind, whether tangible or intangible, real or personal, of Seller either used or required for the operation of the Business as currently conducted, other than the Excluded Assets (the "Purchased Assets"), including:
          (a) all of the Business' inventory, including, without limitation, all raw materials, intermediate and finished goods ("Inventory");
          (b) all of the products and materials produced by Seller in the Business, including the products which are listed on Schedule 2.1 (b) hereof (sometimes referred to herein as the "Products");
          (c) all accounts receivable and notes receivable due Seller in connection with the Business ("Accounts Receivable") and miscellaneous receivables and cash on hand;
          (d) all customer lists (the "Customers") and information of the Business;
          (e) Except for the Idle Equipment as defined in Section 5.13 below, all property, plant and equipment used in the Business, wherever located, including the New Jersey Facility and the Texas Facility, and all of the buildings, structures and improvements on the New Jersey Premises and Texas Premises and all fixtures and fittings attached thereto and contained therein, including the foregoing described on Schedule 2.1 (e), and other machinery, plant, equipment, computer hardware, vehicles and other personal property of Seller used in the Business wherever located;
          (f) all Intangible Rights necessary for the operation of the Business consistent with past practices, including the trade names and other Intangible Rights listed on Schedule 5.5 and the rights conveyed pursuant to Section 11.7; it being understood that Seller at its expense shall effect the transfer of the tradenames and trademarks included in the Intangible Rights by preparing and filing (both in the United States and applicable foreign jurisdictions) with Buyer's reasonable assistance, all necessary documentation to effect the transfer of the Intangible Rights;
          (g) all sales order files, engineering order files, purchase order files, all technical analysis relating to each of the Business' categories of Products, manufacturing records, advertising and promotional materials, customer lists and business files, including books of account, general, financial, accounting and personnel records and other data (including computer and microfiche files), owned by or in the possession of Seller relating to the Business (the "Business Records");
          (h) all rights and interests of Seller to or in all agreements, options, contracts, distributor agreements, sales representative agreements, leases, instruments, purchase orders, sales orders and commitments (including outstanding bids) relating to the Business or involving rights or benefits necessary for the operation of the Business consistent with past practices, other than the rights and interests under Excluded Contracts as described at
Section 2.2(g), below (collectively, the "Contracts");
          (i) all licenses, approvals, certificates, permits, franchises, certificates of registration or compliance (excluding the ISO 9002 Certificate, which Seller indicated is non-assignable, but including all related documentation, manuals and any other assignable rights and interests relating to the ISO 9002 Certificate) or other evidence of authority issued by a Governmental Entity or by any other third party and held by Seller relating to the Business, or necessary for the operation of the Business consistent with past practices, including those listed on Schedule 2.1(i) hereof but excluding those permits and the contracts referred to in Schedule 2.1(i) as not being transferred to Buyer (the "Licenses");
          (j) all computer programs and software (including documentation and related object and source codes), and all records thereof, relating to the Business, or necessary for the operation of the Business consistent with past practices but not including any of the foregoing located at the Company's executive offices in Florida (collectively, the "Software");

          (k) all other assets, whether tangible or intangible, real or personal, used by Seller in the Business, consistent with past practices;
          (l) all environmental credits relating to the New Jersey Facility and Texas Facility;
          (m) all prepaid expenses arising out of the Business to the extent that they will benefit Buyer after the Closing as more particularly described on
Schedule 2.1(m) ("Relevant Prepaid Expenses");
          (n) all of the goodwill and going concern value relating to the Business including all of Seller's rights under any covenants not-to-compete, confidentiality or non-solicitation agreements running to Seller and relating to the Business;
          (o) all rights and interests of Seller in and to the New Jersey Premises and Texas Premises which are being transferred to Buyer pursuant to the New Jersey Ground Lease and the Texas Ground Lease.

      2.2 Excluded Assets. Seller shall not sell, transfer or assign, and Buyer shall not purchase, the following assets of Seller (such assets being collectively referred to as the "Excluded Assets"):
          (a) all rights of Seller arising under this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby;
          (b) the corporate charter, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, seals, arrangements with registered agents relating to foreign qualifications, all corporate minute books, stock records and Tax returns of Seller and such other similar corporate books and records of Seller as may exist on the Closing Date, including records of Seller's Affiliates; provided, however, that Buyer shall be entitled to obtain copies of such other records of Seller relating to the Purchased Assets as Buyer may reasonably require in connection with the operation of the Business or use of the Purchased Assets subsequent to the Closing or any audit of the Business or Buyer;
          (c) subject only to the license granted to Buyer pursuant to Section 11.7, below, all interests in and to the following corporate name: "Dixon Ticonderoga Company" and all variants thereof and all rights to the use of such name as a trademark (collectively, the "Excluded Tradename";
          (d) all property used exclusively by Seller or its Affiliates at the Mexican Facility or at a Mexican mine location that supplies its Mexican Operation.
          (e) all property, books and records (except for those books and records relating exclusively to the Business or that constitutes a Business Record) located at the Company's executive offices in Florida; and
          (f) the New Jersey Premises and the Texas Premises other than the Leasehold Interests.
          (g) the rights and interests under contracts to which Seller is a party that may be generally related to or applicable to the Business but are not exclusive to the Business, relate primarily to the operations of Seller's executive offices or businesses other than the Business and are not necessary for the post-Closing operation of the Business, which to Seller's knowledge are the contracts generally described on the list of contracts attached hereto as
Schedule 2.2(g) (the "Excluded Contracts");
          (h) buildings, pumps and water and electrical systems not located within the boundary of the Texas Premises and the personal property identified as "Owned by DXT" in Schedule 1(e) attached to the Texas Services Agreement.

      2.3 Assumed Liabilities. On the Closing Date, upon the terms and subject to the conditions of the Assignment and Assumption Agreement, Buyer shall assume only those liabilities of Seller relating exclusively to the Business existing on the Closing Date that are expressly described below and at
Article 7(collectively, the "Assumed Liabilities"):

          (a) the performance obligations of Seller under the Contracts included as part of the Purchased Assets that are being assigned to, and the post-Closing performance obligations assumed by, Seller, which written contracts are listed, and oral contracts are summarized by reference to the parties and material terms, on Schedule 2.3, (the "Assumed Contracts"), it being expressly understood that except as expressly provided in this Section 2.3 and in any other provisions in this Agreement, Buyer is not assuming any payment obligations relating to any period prior to the Closing or any accounts payable relating thereto; and
          (b) accounts payable and accrued liabilities of the Business as reflected on the Year-End Balance Sheet in such amounts as may exist on the Closing Date (subject to the understanding that at all times between September 30, 1998 and the Closing Date Seller shall continue to conduct the Business in the ordinary course as generally described at Section 8.5, below), and accounts payable and accrued liabilities incurred subsequent to the Year-End Balance Sheet in the ordinary course of business consistent with past practices through the Closing Date, it being understood that this Section 2.3 is not intended and shall not have the effect of limiting any of Buyer's post-closing obligations under Section 11.3 or Section 12.2 of this Agreement.

      2.4 Excluded Liabilities. The parties acknowledge and agree that Buyer does not assume and will not become responsible for any of the liabilities and obligations of Seller or its Affiliates not expressly set forth and assumed by Buyer under Section 2.3, whether relating to the Business, the Mexican Operation or any other operation or activity, past, present or in the future, of Seller or any of its Affiliates (collectively, the "Excluded Liabilities").

      2.5 Procedures for Purchased Assets not Transferable. If any of the Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of one or more third Persons, Seller shall use all commercially reasonable efforts to obtain such consents as soon as practical, and Buyer shall use all commercially reasonable efforts to assist in that endeavor, and in the event such consents are not obtained by the Closing Date, at the Closing Seller shall provide Buyer with the practical benefit of such property or rights in accordance with this Section 2.5. If any of the permits included in the Purchased Assets are not so assignable or transferable without the consent of one or more third Persons, it shall be Seller's obligation to obtain such consents or to obtain replacement permits issued in Buyer's name, and Buyer shall use commercially reasonable efforts to assist in that endeavor, including the completion of any applications or other documentation relating thereto. If any such consent cannot be obtained prior to the Closing Date and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Seller's obligations with respect thereto, but Seller shall use all commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date or otherwise obtain for Buyer the practical benefit of such property or rights, it being further understood that prior to obtaining any such consents, on or before the Closing Date, Seller shall execute the necessary documentation and take all necessary action to authorize Buyer to act as Seller's agent under such permits, to the extent permitted under such permits and applicable law, until replacement permits are issued in Buyer's name and Buyer shall use all commercially reasonable efforts to assist in that endeavor. The parties acknowledge that Seller shall indemnify Buyer for any loss or expense incurred by Buyer relating to the failure by Seller to obtain any such consents, replacement permits or the practical benefit of such property or rights in accordance with this Section 2.5 (which indemnification obligations shall not be subject to the limitations of Section 12.1.2 below).

      2.6    Title.
             2.6.1  New Jersey Premises
                    (a) At Closing, title to the New Jersey Premises Leasehold Interest shall be good and marketable and such as will be insured as good and marketable, with the endorsements set forth in Schedule 2.6.1, pursuant to Commitment Number L981603 issued by Commonwealth Land Title Insurance Company of New Jersey ("Buyer's Title Commitment")and shall be free and clear of all liens, encumbrances, restrictions, easements, leases, tenancies and other objections, except only the exceptions to title set forth on Schedule 2.6.1. The parties hereto recognize that Seller shall cause the release of the matters set forth in items 1 and 2 of Schedule B - Section 1 of Buyer's Title Commitment at or immediately after Closing.
                    (b) Seller and Buyer agree on the Closing Date, subject to the purchaser's rights under that certain Agreement of Sale of Lot dated April 1, 1998 between Seller and Peter K. and Dean S. Ploumitsakos (the "New Jersey Sale Contract"), to enter into a ground lease for the New Jersey Premises with an initial term of three (3) years commencing on the Closing Date with Buyer's option to extend the term for an additional period of not less then one (1) but not more than three (3) years, with the option granted to Buyer to purchase the New Jersey Premises for $1.00, subject to Buyer's unilateral right to terminate such ground lease at any time prior to the end of the term, all in accordance with the provisions of the ground lease to be entered into on the Closing Date substantially in the form set forth on Exhibit 2.6.1 (the "New Jersey Premises Ground Lease").

             2.6.2  Texas Premises
               (a) At Closing, title to the Texas Premises Leasehold Interest shall be good and marketable and shall be free and clear of all liens, encumbrances, restrictions, easements, leases, tenancies and other objections as to which Seller has knowledge, except only the exceptions to title set forth on
Schedule 2.6.2.
               (b) Seller and Buyer agree on the Closing Date to enter into a ground lease for the Texas Premises with an initial term of five (5) years commencing on the Closing Date with Buyer's option to extend the term for a period of not less than one (1) year and not more than five (5) years, subject to Buyers unilateral right to terminate such ground lease at any time prior to the end of the term, all in accordance with the provisions of the ground lease to be entered into on the Closing Date in substantially the form set forth on
Exhibit 2.6.2 (the "Texas Premises Ground Lease").

      2.7 Environmental Matters. The parties intend that certain environmental matters, obligations and liabilities shall be governed by the Environmental Agreement to be entered into between Seller and Buyer as of the date hereof substantially in the form attached hereto as Exhibit 2.7.

      ARTICLE 3
      PURCHASE PRICE

      3.1 Purchase Price. The total purchase price for the Purchased Assets shall be an amount equal to Twenty Three Million Five Hundred Thousand Dollars ($23,500,000) (the "Purchase Price"), plus the assumption of the Assumed Liabilities. Buyer determined the purchase price that it was willing to pay based on a multiple of earnings approach and other factors. Seller determined the purchase price that it was willing to accept was based on a number of factors including but not limited to the following (some of which were also considered by Buyer): Seller's determination of an acceptable purchase price amount to service its debt, general industry conditions, anticipated post-Closing cost savings and synergies, increases in the working capital of the Business since the inception of negotiations and decreases in the earnings for the Business since the inception of negotiations. The foregoing is not intended to create any presumptions in any determination of the amount of any Loss by

Buyer under Article 12 but shall be considered by the arbitrators in any determination of any Loss claimed by Buyer under Article 12.

      3.2    Payment of Purchase Price.
          (a)  The Purchase Price shall be paid as follows:
     (i) The sum of Fifty Thousand Dollars ($50,000) has been previously paid to Seller on or about the date of the execution of the Letter of Intent.
     (ii) On or about October 29, 1998, the sum of Two Hundred Thousand Dollars ($200,000) (less the amount of a $10,000 credit for reimbursement by Seller of certain fees incurred by Buyer as per the agreement of the parties) was deposited by Buyer in escrow ("Good Faith Deposit") and is being held in accordance with the provisions of that certain Escrow Agreement of even date therewith (the "Escrow Agreement"); simultaneously with the execution of this Agreement by the parties, Seller and Buyer shall direct the escrow agent in writing to deliver the Good Faith Deposit to Seller to be held and disbursed subject to the provisions of Section 13.4.
     (iii) At the time of the execution of this Agreement, the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) was deposited by Buyer with Seller (the "Second Good Faith Deposit"), receipt of which is hereby acknowledged, to be held subject to the provisions of Section 13.4;
     (iv) Delivery by Buyer to Seller of its Promissory Note (the "Note"), in the form of Exhibit 3.2(a)(iv)-1, in the principal amount of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000), and the Irrevocable and Unconditional Guaranty of Buyer's subsidiaries listed on Schedule 3.2(a)(iv) (collectively "Buyer's Subsidiaries") in the form of Exhibit 3.2(a)(iv)-2, all subject to the terms and conditions of the subordination agreement by and among Seller, Buyer, "Buyer's Subsidiaries" and Buyer's Lenders in the form of Exhibit 3.2(a)(iv)-3 (the "Subordination Agreement").
     (v) The balance of the Purchase Price in the amount of Eighteen Million Seven Hundred Fifty Thousand Dollars ($18,750,000) shall be payable to Seller by wire transfer of immediately available funds on the Closing Date, subject to the provisions of Section 3.2(b).
          (b) On the Closing Date, a portion of the Purchase Price in the amount of $705,000 (the "Closing Escrowed Funds") shall be held in escrow for a period of one hundred and five (105) days but only in accordance with and subject to the provisions of an escrow agreement substantially in the form of
Exhibit 3.2, (the "Closing Escrow Agreement").
          (c) The Note shall be subject to a right of set-off in favor of Buyer for Buyer's Losses that may arise pursuant to, in accordance with and subject to the limitations set forth in Article 12 below which set-off shall be in an amount not to exceed the then outstanding principal amount of the Note. The amount of the set-off shall be determined by mutual agreement of the parties or absent such agreement by arbitration pursuant to Section 12.5.4 of this Agreement. If the amount of any such set-off or arbitration award exceeds the amount payable under the Note, Buyer may with respect to any such excess amount enforce same against Seller as provided in Section 12 of the Agreement. Any and all set-offs shall be applied as of the date mutually agreed by the parties or absent such agreement the date of the arbitration award determining the amount of the set-off. Buyer's right to set-off hereunder may be exercised on multiple occasions, with respect to any Buyer's Loss or Losses that may arise from time to time so long as there remains, and to the extent of, any outstanding principal balance under the Note. All disputes with respect to the application, interpretation, or otherwise concerning this Section 3.2(c) shall be subject to arbitration in accordance with Section 12.5.4 of this Agreement.

      3.3    Post-Closing Report.
      Seller and Buyer have agreed that Seller's independent auditors shall prepare a post-closing report (the "Post-Closing Report") in accordance with agreed-upon procedures and with respect to the matters described in Schedule
3.3. The Post-Closing Report shall be prepared and delivered to Buyer not later than 60 days after the Closing Date, and shall be subject to review and verification by Buyer and its independent auditors. In the event that as a result of such review, Buyer believes it is entitled to make an indemnification claim against Seller under Section 12.1.1(a) and other applicable provisions of
Article 12, below, (a "Post-Closing Report Claim"), Buyer shall notify Seller of any such Post-Closing Report Claim(s) and the parties, for a period not to exceed 10 business days, shall use good faith efforts to exchange with each other relevant information and resolve any such disputed Post-Closing Report Claims. If by the end of this 10 business day period, Seller and Buyer shall have failed to reach a written accord with respect to any such disputed Post-Closing Report Claim, (i) Seller and Buyer shall immediately send written notice to the Escrow Agent under the Closing Escrow Agreement (a) to pay to Buyer, from the Closing Escrowed Funds, any undisputed portion thereof, and/or (b) release any portion of the Closing Escrowed Funds in excess of the maximum amount that the parties believe is in dispute under this Section 3.3 or otherwise in dispute under this Agreement, and(ii) with the disputed portion or portions of the Post-Closing Report Claim to be arbitrated by the Atlanta, Georgia office of a mutually agreed upon nationally recognized accounting firm, located in Atlanta, Georgia (the "Referee"), in accordance with the mutually agreed arbitration procedures set forth on Exhibit 3.3. The decision of the Referee in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

      3.4 Purchase Price Allocation. The parties shall (a) allocate the Adjusted Purchase Price among the Purchased Assets and the covenant not to compete set forth in Section 10 in accordance with the provisions of this
Section 3.4 and the rules under Section 1060 of the Code, and the regulations promulgated thereunder. The parties recognize that the purchase price does not include Buyer's acquisition expenses and that Buyer shall allocate such expenses appropriately. The fair market value of the Purchased Assets shall be determined by an independent appraisal firm selected by Buyer. Upon receipt of the appraisal, Buyer shall present to Seller a Purchase Price Allocation Schedule for approval by Seller. The Purchase Price Allocation Schedule, with such modifications as the parties shall reasonably agree, shall be deemed final by the 30th day after receipt by Seller of Buyer's proposed Purchase Price Allocation Schedule. Buyer and Seller shall each file its federal income tax returns and its other tax returns (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the regulations promulgated thereunder or any provisions of state and local law, including Form 8594, reflecting such allocation in accordance with the determination made by said independent appraisal firm and as provided herein and take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code). The parties further agree to cooperate in the preparation of Form 8594 and to file such form in the manner required by applicable law.

      ARTICLE 4
      CLOSING

      4.1 Closing Date. The closing of the purchase and sale of the Purchased Assets and the other transactions contemplated hereby (the "Closing") shall take place at the office of White and Williams LLP, 1800 One Liberty Place, Philadelphia, PA on February 25, 1999 or at such other place, time or date as Seller and Buyer may agree (such date of the Closing being referred to as the "Closing Date"); provided, however, if (i) prior to the Closing Date, a court order, of the type described in Section 9.2.4 shall have been entered or an action or proceeding of the type described in Section 9.2.4 shall have been instituted, and Buyer shall not have waived the condition set forth in Section 9.2.4, Seller shall have the right to delay the Closing for a period of 90 days in order to satisfy the condition set forth in Section 9.2.4, in which case the

Closing Date shall be extended until the end of such 90 day period, or (ii) Buyer notifies Seller that Buyer is terminating the Agreement pursuant to the provisions of Section 13.1.3, then the Closing Date shall be extended until the completion of the arbitration provided for in Section 13.4(c) and any extended date shall then be deemed to be the Closing Date.

      4.2 Transactions at Closing. At the Closing, and on the basis of the representations, warranties, covenants and agreements made herein and in the exhibits hereto and in the certificates and other instruments delivered pursuant hereto, and subject to the terms and conditions hereof:
             4.2.1 Transfer of Purchased Assets and Delivery of Transaction Documents. Seller shall transfer and convey or cause to be transferred and conveyed to Buyer all the Purchased Assets, and shall deliver or cause to be delivered to Buyer the conveyance and other documents that are required to be entered into by the parties on or before the Closing Date as contemplated under this Agreement as set forth on Schedule 4.2.1, and such other good and sufficient instruments of transfer and conveyance as shall be necessary to vest in Buyer title to all the Purchased Assets or otherwise evidence Seller's and Buyer's undertakings and obligations or other matters contemplated under or relating to this Agreement (the "Transaction Documents"). In addition, (i) at Closing, Seller shall deliver (A) the certificate required by Section 9.2.1 and the opinion required by Section 9.2.3 and (B) all financial and accounting business records to Buyer's New Jersey office or as Buyer shall otherwise direct, and (ii) upon execution of this Agreement, Seller shall provide Buyer with all Business Records (other than Final Stage 2 Information) that may be requested by Buyer for formatting by Buyer for entry into Buyer's computer system to enable Buyer to operate the business as of the Closing Date.
             4.2.2 Payment of Purchase Price and Assumption of Assumed Liabilities. In consideration for the transfer of the Purchased Assets, Buyer
(a) shall pay to Seller the portion of the Purchase Price payable on the Closing Date in accordance with Section 3.2, above (the "Closing Date Portion of the Purchase Price") by electronic bank transfer in immediately available funds directly to Seller's Account in accordance with instructions provided by Seller to Buyer prior to Closing and (b) shall deliver to Seller the Transaction Documents to which Buyer is a party which are contemplated to be delivered at Closing under this Agreement. In addition, Buyer shall deliver the certificate required by Section 9.1.2 and the opinion required by Section 9.1.3.

      ARTICLE 5
      REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS OF SELLER
      Seller represents and warrants to, and agrees with, Buyer as set forth below. All references in this Agreement to "Seller's knowledge" or "to the best of Seller's knowledge" or any similar qualification shall mean the knowledge of Gino Pala, Richard Asta, Leonard Dahlberg, Mark Melvihill, Kirk Swales and Sim Henry ("collectively, the "Seller's Designees"), and such other individuals as may be expressly identified in Sections 5.6 and 5.23, below. In making due inquiry, the Seller's Designees are not required (i) to review any records or documents not within the Seller's possession or control, nor (ii) to inquire of any other person, other than a Seller's Designee or an individual to whom responsibilities have been delegated and who directly reports to such Seller's Designee on a regular basis in the ordinary course of business. All Schedules referred to in this Article 5 have been drafted on the basis of Stage 1 Information and certain Stage 2 Information and shall be supplemented with the Final Stage 2 Information on the Final Stage 2 Release Date in accordance with the provisions in Article 5A.

      5.1 Organization. Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in all jurisdictions where the failure to qualify would have a Material Adverse Effect (as defined below) on the Business. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

      5.2 Due Authorization. Seller has full corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents, and the execution and delivery of this Agreement and the Transaction Documents and the performance of all obligations hereunder and thereunder have been duly authorized by Seller. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller is not prohibited or limited by, and will not result in the breach of or a default under (or with notice or lapse of time or both, constitute a default) or result in the termination of or accelerate the performance required by the terms and conditions of, (i) any provision of the Certificate of Incorporation or By-Laws of Seller or any of its Affiliates, (ii) any Material Contract binding on Seller or (iii) any applicable law, statute, regulation, order, writ, injunction or decree of any Governmental Entity, except for such breaches or defaults as would not have a material adverse effect on the assets, business, financial condition or results of operation of the Business taken as a whole (a "Material Adverse Effect"). This Agreement and the Environmental Agreement have been, and on the Closing Date the Transaction Documents will have been, duly executed and delivered by Seller and constitutes, or, in the case of the Assignment and Assumption Agreement will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms except as enforcement may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

      5.3 Title. Upon delivery to Buyer of the Transaction Documents, including the conveyance documents relating to Intangible Rights and the ground leases referred to in Section 2.6, Buyer will receive good, valid and marketable title to all the Purchased Assets, free and clear of all liens (except for Tax liens for Taxes not yet due and payable), encumbrances, restrictions, easements, leases, tenancies, charges, equities and claims of every kind ("Liens"), except as set forth on Schedule 5.3.
             5.3.1      The New Jersey Premises and New Jersey Facility
               (a) Schedule 5.3.1 contains the legal description of all of Seller's real property located in Lakehurst, New Jersey (the "New Jersey Premises"), which real property is used by Seller in the conduct of and as part of the Business. All of the buildings, structures, fixtures, systems and other improvements located on the New Jersey Premises (collectively, the "New Jersey Facility") are or have been used by Seller in the conduct of and as part of the Business.
               (b) Seller has beneficial ownership of and good, marketable and insurable title in fee simple absolute to each parcel comprising the New Jersey Premises, free and clear of all mortgages, liens, encumbrances, leases, equities, security interests, pledges, conditional sale agreements, title retention agreements, claims, charges, easements, licenses, rights-of-way, covenants, conditions, restrictions, options and adverse or equitable claims or rights whatsoever, except for liens, if any, for property taxes not yet due, recorded easements, covenants and other restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the New Jersey Premises; and except for the New Jersey Sale Contract.
               (c) Except as indicated in Schedule 5.3.1, with respect to the New Jersey Premises and the New Jersey Facility:
(i) All buildings, structures, fixtures, systems and other improvements comprising the New Jersey Facility and currently used by Seller, including but not limited to electrical, plumbing, heating, ventilation, mechanical, air conditioning and roof systems, are in good operating condition and repair, consistent with Seller's past practice. With respect to building structures, fixtures, systems and other improvements comprising, the New Jersey Facility and not currently used by Seller (collectively, the "New Jersey Unused Improvements"). Seller makes no representations or warranties as to the working condition of the New Jersey Unused Improvements other than the representation and warranty that their current condition or presence at the New Jersey Facility does not constitute a safety hazard and is not in violation of any applicable federal, state or local law;
     (ii) All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other systems presently serving the New Jersey Facility and New Jersey Premises are installed and operating, are sufficient for the Seller's present operations and any so called hook-up fees and other associated charges have been fully paid and to Seller's knowledge each such utility or other service is provided by a public or private utility or service company and enters the New Jersey Premises or New Jersey Facility from an adjacent public street or valid private easement owned by the supplier of such utility or other service or through rights included in the New Jersey Premises Leasehold Interest;
     (iii) The New Jersey Facility has direct access to a public street adjoining the real property on which such improvement is situated over the driveways and access ways currently being used in connection with the use and operation of such improvement, and except as noted in Buyer's Title Commitment or depicted in the survey last dated December 3, 1998 prepared by O'Donnell, Stanton & Associates, Inc.(the "Survey"), no existing driveway or access way crosses or encroaches upon any property or property interest not owned by Seller and leased to Buyer as part of the New Jersey Premises Leasehold Interest;
     (iv) To Seller's knowledge, all buildings, structures, fixtures, and other improvements erected on the New Jersey Premises, and the present use of the New Jersey Facility and New Jersey Premises, conform in all respects with all applicable zoning, subdivision, building, land use and other similar laws, codes, ordinances, rules, regulations and orders of governmental authorities (or constitute a legal nonconforming use, the status of which would not be affected as a result of any transfer of the property by operation of law or otherwise), and applicable deed restrictions, and do not encroach on property of others;
     (v) To Seller's knowledge, the continued existence, use, occupancy and operation of each such improvement, and the right and ability to repair and/or rebuild the same following damage or destruction by fire or other casualty, is not dependent on the granting of any special permit, exception, approval or variance;
     (vi) Based solely upon the letter dated December 4, 1998 from the Director of Planning and Zoning, Manchester Township, to the Seller and Commonwealth Land Title Insurance Company and the knowledge of the Seller, there is no pending or threatened (A) change of such zoning or building laws, ordinances, regulations or other laws adversely affecting the New Jersey Premises or New Jersey Facility or (B) condemnation of any such property;
     (vii) The Seller has not received any notice from any governmental authority requiring work to be done or improvements to be made upon the New Jersey Premises or to the New Jersey Facility nor does Seller have any knowledge of the enactment or adoption of any ordinance or resolution by any such authority authorizing work or improvements for which such property may be assessed; and
     (viii) To Seller's knowledge except as depicted on the Survey, no improvement on or portion of the New Jersey Premises (x) is dependent for its access, operation, or utility on any land, building or other improvement not located on the New Jersey Premises or (y) encroaches upon any property not included within the New Jersey Premises or upon the area of any easement affecting the New Jersey Premises or New Jersey Facility.

             5.3.2      The Texas Premises and Texas Facility.
               (a) Schedule 5.3.2 contains the legal description of the Premises containing Seller's manufacturing and warehouse facility located in Burnet, Texas (the "Texas Premises"), which real property is used by Seller in the conduct of and as part of the Business. Attached to Schedule 5.3.2 is a survey that sets forth the metes and bounds description of the Texas Premises. All of the buildings, structures, fixtures, systems and other improvements located on the Texas Premises (the "Texas Facility") are or have been used by Seller in the conduct of and as part of the Business.
               (b) Seller has beneficial ownership of and good, marketable and insurable title in fee simple absolute to each parcel comprising the Texas Premises, free and clear of all mortgages, liens, encumbrances, leases, equities, security interests, pledges, conditional sale agreements, title retention agreements, claims, charges, easements, licenses, rights-of-way, covenants, conditions, restrictions, options and adverse or equitable claims or rights whatsoever, except for liens, if any, for property taxes not yet due, recorded easements, covenants and other restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use or occupancy of the Texas Premises.
               (c) Except as indicated in Schedule 5.3.2, with respect to each the Texas Premises and the Texas Facility:
     (i) All buildings, structures, fixtures, systems and other improvements comprising the Texas Facility, and currently used by Seller, including but not limited to electrical, plumbing, heating, ventilation, mechanical, air conditioning and roof systems, are in good operating condition and repair, consistent with Seller's past practices. With respect to building structures, fixtures, systems and other improvements comprising the Texas Facility not currently used by Seller (collectively, the "Texas Unused Improvements"). Seller makes no other representations or warranties as to the working condition of the Texas Unused Improvements other than the representation and warranty that their current condition and presence at the Texas Facility does not constitute a safety hazard and is not in violation of any applicable federal, state or local law;
     (ii) All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other systems presently serving the Texas Facility (the "Texas Utility Systems") are installed and operating, are sufficient for the Seller's present operations, and any so called hook-up fees and other associated charges (other than usage charges) have been fully paid. Each such utility or other service included in the Texas Utility Systems is (1) provided by a public or private utility or service company and enters the Texas Premises or Texas Facility from an adjacent public street or valid private easement owned by the supplier of such utility or other service or through rights included in the Texas Premises Leasehold Interest or (2) is provided by Seller under the Texas Premises Ground Lease;
     (iii) The Texas Facility has direct access to a public street adjoining the real property on which such improvement is situated;
     (iv) To Seller's knowledge, all buildings, structures, fixtures, and other improvements erected on the Texas Premises, and the present use of the Texas Facility and Texas Premises, conform in all respects with all applicable zoning, subdivision, building, land use and other similar laws, codes, ordinances, rules, regulations and orders of governmental authorities (or constitute a legal nonconforming use, the status of which would not be affected as a result of any transfer of the property by operation of law or otherwise), and applicable deed restrictions, and do not encroach on property of others;
     (v) To Seller's knowledge, the continued existence, use, occupancy and operation of each such improvement, and the right and ability to repair and/or rebuild the same following damage or destruction by fire or other casualty, is not dependent on the granting of any special permit, exception, approval or variance;
     (vi) There is no pending or, to the knowledge of Seller, threatened (A) change of such zoning or building laws, ordinances, regulations or other laws adversely affecting any of the Texas Premises or Texas Facility or (B) condemnation of any such properties;
     (vii) The Seller has not received any notice from any governmental authority requiring work to be done or improvements to be made upon the Texas Premises or the Texas Facility nor does Seller have any knowledge of the enactment or adoption of any ordinance or resolution by any such authority authorizing work or improvements for which such property may be assessed; and
     (viii) To Seller's knowledge, no improvement on or portion of the Texas Premises (x) is dependent for its access, operation, or utility on any land, building or other improvement not located on the Texas Premises or included in the Texas Premises Leasehold Interest or (y) encroaches upon any property not included within the Texas Premises or upon the area of any easement affecting the Texas Premises or Texas Facility.

      5.4 Certain Contracts. Schedule 5.4 contains a complete and accurate list, as of the date of this Agreement and subject to providing the Final Stage 2 Information in accordance with Article 5A, of all Material Contracts relating to any of the Purchased Assets or otherwise relating to the operation of the Business, to which Seller is a party or by which it is bound, including but not limited to the following, to the extent they constitute Material Contracts:
          (a) All Contracts with any distributor, manufacturer, broker, franchisor, franchisee, dealer, sales representative, consultant, agent or management entity, including distribution Contracts, manufacturer representative Contracts, management Contracts, agency Contracts and bonus Contracts,
          (b) All Contracts relating to any joint venture, licensing arrangement, partnership or sharing of profits or losses with any person or entity or permitting any person or entity to utilize any technology, know-how or proprietary information of Seller;
          (c) All Contracts containing covenants purporting to materially limit Seller's freedom to compete in the Business, with any person or entity or in any geographic area;
          (d) All Contracts that contain an obligation of confidentiality with respect to any information furnished by Seller to a third party or received by it from a third party and relating to the Business;
          (e)     All personal property and real property leases;
          (f) contracts relating to any mining operations of the Business for the supply or purchase of any raw materials or with any third party or Affiliate (including any such contracts between Seller and Seller's affiliated Mexican Operation);
          (g) All Contracts relating to any Intangible Rights included in the Purchased Assets;
          (h) All purchase orders and contracts for the purchase of materials, products or supplies that relate exclusively to the Business or relate directly to the operation of the Business;
          (i) All Contracts for construction or the purchase of real estate, improvements, equipment, machinery and other items which under GAAP constitute capital expenditures or which involve or are reasonably expected to involve expenditures in excess of $10,000 during any fiscal year of Seller;
          (j) All Contracts with any other division of Seller or any Affiliate thereof or between any other division of Seller or any Affiliate thereof that relates directly to the operation of the Business; and
          (k) All Contracts that involve or may involve the payment or receipt by Seller (whether in payment of debt, as a result of a guarantee or indemnification, for goods or services or otherwise) in excess of $10,000 over the term thereof or which are cancelable by Seller only after giving at least 30 days' notice without any penalty or other financial obligation.
     Except as otherwise set forth on Schedule 5.4, (i) Seller has delivered to Buyer true and correct copies of all written Material Contracts and written summaries of the name of the party to and material terms of all oral Material Contracts required to be disclosed on Schedule 5.4, together with all amendments, waivers or changes in respect thereof, (ii) subject to the qualification as to Seller's sales orders described in the following sentence, each Material Contract and to best of Seller's knowledge each other Contract is in full force and effect and is valid and enforceable against the Seller, and to the knowledge of Seller, against the third parties thereto, (iii) subject to the qualification as to Seller's Sales orders described in the following sentence, each Material Contract and to best of Seller's knowledge each other Contract is assignable or transferable by Seller to Buyer, without consent or approval by third parties, and the assignment to Buyer shall not affect the terms or enforcement thereof or give rise to any right of termination whatsoever, (iv) no Material Contract is presently expected to result in a loss to Seller upon completion or performance thereof (it being understood that as used in this clause (iv) a loss shall mean when the net payments received by Seller under such Material Contract is less than Seller's aggregate direct and indirect costs thereunder) and (v) no Material Contract and to the best of Seller's knowledge no other Contract contains any covenant limiting or restricting the freedom of Seller to engage in any business or compete with any person.
     With respect to Seller's sales orders and quotes (a) Seller's representation at clause (ii), above, is expressly limited by the customary practice that Seller's sales orders and quotes are subject to cancellations by customers and may not result in actual sales, it being understood that the list of Sales Orders included as part of Schedule 5.4 does not include any Sales Orders the notice of cancellation of which was received by Seller on or before the date of this Agreement from any customer with respect thereto; and (b) Seller's representation at clause (iii), above, and the representation and warranty set forth in the following sentence, are hereby expressly limited to Seller's knowledge of any oral or written agreement with any Customer or other third party that limits or restricts the ability of Seller to freely assign any such sales order to Buyer as contemplated under this Agreement. Schedule 5.4 also identifies all third party consents required to be obtained prior to Closing ("Required Contract Consents") with respect to Material Contracts and Licenses that absent such consent would not be assignable or transferable or with respect to which the transactions contemplated under this Agreement would affect the terms or enforcement thereof or give rise to a right of termination or penalty and would have a Material Adverse Affect.

      5.5 Intangible Rights. Schedule 5.5 is a list of all patents, patent applications, trademarks, trademark registrations, trade names, service marks and copyrights and all Licenses and other rights related thereto which are presently owned or used by Seller in the Business or have been used in the Business at any time after September 1, 1993, (collectively, the "Intangible Rights"). Except as set forth in Schedule 5.5, each Intangible Right is owned free and clear of all Liens or has been duly licensed for use by Seller in the Business. To Seller's knowledge, the operations of the Business as currently conducted do not infringe upon any trademark, tradename, copyright or patent of any third party. Except as set forth on Schedule 5.5, none of the Intangible Rights is the subject of any pending adverse claim or claim of infringement, or to Seller's knowledge, any threatened litigation.

      5.6 Litigation. Schedule 5.6 is a list and brief description of (i) all present litigation, proceedings and claims by or against Seller or any Affiliate pending or, to Seller's knowledge, threatened against Seller or any Affiliate, in each case relating to the Business (collectively, "Business Claims"), and (ii) any Business Claims relating to the Business relating to the period on and after September 1, 1993. Seller has not received written notice of nor is Seller currently engaged in any actions, suits, inquiries or proceedings or investigations pending in any court, governmental or administrative body or agency against Seller or any Affiliate relating to the Business, the Purchased Assets or the transactions contemplated by this Agreement nor, to Seller's knowledge, are there any facts which would provide a basis for any such action, suit, inquiry, proceeding or investigation nor, to Seller's knowledge, has there been any such action, inquiry or proceeding been threatened against Seller or any Affiliate. The Business is not subject to any judgement, order or decree or any settlement agreement with respect to any law suit, proceeding or controversy that could reasonably be expected to adversely affect Buyer's ability to conduct the Business as generally conducted on or prior to the Closing Date. For purposes of this Section 5.6, Seller's knowledge shall also include the knowledge of Seller's human resources director and Seller's general counsel.

      5.7 Employees. Schedule 5.7 is a list of all employment contracts, employee benefit plans and other employee arrangements (including "plans" within the meaning of Section 3(3) of ERISA and collective bargaining, stock purchase, stock option, employment, compensation, deferred compensation, pension, retirement, severance, termination, separation, vacation, sickness, insurance, welfare and bonus plans and agreements) under which Seller, with respect to any employee of Seller who works or is employed in connection with the Business, has any obligation (the "Benefit Plans"). Seller has delivered to Buyer copies of instruments evidencing all of the Benefit Plans. To Seller's knowledge, each Benefit Plan which is an employee pension benefit plan within the meaning of
Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. Each Benefit Plan has been administered in all material respects in accordance with applicable laws and regulations and with its terms, except for violations summarized on Schedule 5.7.

      5.8 Default. Except as set forth on Schedule 5.8, neither Seller nor any other party to any Material Contract of Seller is in default in complying with any provisions thereof and no condition or set of facts exists which, with notice, lapse of time or both would constitute a default thereunder on the part of Seller or, to the knowledge of Seller, on the part of any other party thereto, except such defaults that would not have a Material Adverse Affect.

      5.9 Consents. Except as set forth on Schedule 5.9 and subject to the terms of Section 2.5, no notice to, filing with, authorization of, exemption by, or consent of, any Person or Governmental Entity is required for Seller to consummate the transactions contemplated hereby, the absence of which could reasonably be expected to materially and adversely affect the Buyer's ability to conduct the Business as generally conducted by the Seller.

      5.10 Inventory. The Inventory reflected on the Seller's Financial Statements is (i) accounted for on a LIFO basis in accordance with GAAP and (ii) accounted for net of reserves established on a consistent basis in accordance with GAAP to cover any losses due to obsolete, excess or slow moving Inventory. The Closing Date Inventory shall consist of items of a quantity and quality which are usable and salable in the ordinary course of the Business, consistent with past practice, and shall meet or surpass the Seller's specifications relating thereto.

      5.11 Accounts Receivable. The Accounts Receivable reflected in the Seller's Financial Statements, and all Accounts Receivable arising since the date of the Year-End Balance Sheet through the Closing Date, arose from valid transactions in the ordinary course of business with unrelated third parties(except those for purchase by Seller's other divisions as disclosed on the attached Schedule 5.11) and represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date thereof, and to Seller's knowledge, all of the goods delivered and services performed which gave rise to said Accounts Receivable were delivered or performed in accordance with the applicable orders, contracts or customer requirements. To Seller's knowledge, the Accounts Receivable are subject to no defenses, counterclaims or right of set-off, except as are reserved therefor provided that Buyer employs collection efforts consistent with Seller's past practices.

      5.12 Equity Interests. Except as set forth on Schedule 5.12, Seller does not directly or indirectly (i) own any capital stock of or other equity interests in, (ii) or otherwise supply or provide financial support to, any corporation, partnership or other entity that is involved in the Business.

      5.13   Sufficiency of Purchased Assets.
     (a) The Purchased Assets constitute, and on the Closing Date will constitute, all the assets and property (other than the Excluded Assets) used or held for use in the Business and necessary for the operation of Business as presently operated by Seller. With respect to machinery and equipment located at the Texas Facility not presently used by Seller in the operation of the Business other than as a source of parts (collectively, the "Idle Equipment"), Seller makes no other representations or warranties as to the working condition of the Idle Equipment other than the representation and warranty that their current condition or presence at the Texas Facility does not constitute a safety hazard and is not in violation of any applicable federal, state or local law.
At the end of the term of the Texas Premises Ground Lease, the parties acknowledge that, in the sole discretion of Buyer, Buyer may transfer title to the Idle Equipment back to Seller and the Idle Equipment may be left at the Texas Facility as further described in the Texas Premises Ground Lease;
     (b) All machinery, equipment and fixtures constituting the Purchased
Assets and presently used by Seller are in good working order and repair consistent with Seller's past business practices, except for ordinary wear and tear which does not affect the use or operation thereof, are fit for their particular purpose, and all are owned, maintained and used in conformity with all applicable federal, state and local laws, regulations and ordinances (including, but not limited to, zoning, environmental, occupational safety and health laws and regulations). All non-cash assets constituting, used principally in connection with, and necessary for the operation of the Business are included in the Purchased Assets. None of the Seller's tangible personal property included in the Purchased Assets is subject to any contract for its sale to any party other than in its ordinary course of business. None of Seller's tangible property included in the Purchased Assets is subject to any contract for its use by any party. In furtherance and not in limitation of the general nature of this representation, the Business Records include all sales, engineering, manufacturing, advertising and promotional, customer, accounting, financial, personnel and other data and records material to the operation of the Business.

      5.14 Compliance with Applicable Laws. Except with respect to Environmental Laws and as set forth in Schedule 5.14, the Business is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 5.14, Seller has not received during the past two fiscal years any written communication from a Governmental Entity or any other third party that alleges that the Business is not in compliance with any such applicable statutes, laws, ordinances, rules, orders or regulations, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.

      5.15 Restrictions on Property. Except as set forth on Schedule 5.15 attached hereto, Seller is neither a party to, subject to, nor bound by any judgment of any court or governmental authority or any contract, commitment, agreement, undertaking, arrangement or restriction that could prevent the use of any of the Purchased Assets in the manner used by Seller prior to the Closing Date.

      5.16 No Brokers. Except as set forth in Schedule 5.16, Seller has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees or commissions in connection with the transactions contemplated by this Agreement, and Seller agrees to indemnify Buyer and hold it harmless from any claim made for a broker's or finder's fee or other similar payment based on any agreements, arrangements or understandings made by Seller.

      5.17 Related Party Transactions. Except as disclosed in Schedule 5.17, none of the directors, officers or employees of Seller is presently a party to any transaction with the Seller (other than for services as employees, officers and directors) relating to the Business, including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for the lease of real or personal property to or from, or otherwise requiring payments or transfers to or from any such director, officer, employee, or member of family of any such director, officer or employee or any corporation, partnership, trust or other entity to which any such officer, director or any employee has a substantial interest or is an officer, director, trustee or partner.

      5.18 Disclosure. No representation or warranty of Seller contained in this Agreement or in any Disclosure Schedules (defined below) attached or to be attached hereto pursuant to the requirements of Section 5A, contains or will contain any untrue statement of material fact which, taken together, materially adversely affects or may reasonably be expected to affect materially and adversely the Business or its properties, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise).

      5.19 Insurance. Schedule 5.19 contains a complete and correct list as of the date hereof and accurate summary description (including premiums, deductible and co-insurance amount) of all insurance policies maintained by Seller relating to the Business. Genuine and complete copies of such insurance policies have been delivered to the Buyer.
          (a)     With respect to each insurance policy listed on Schedule 5.19.
     (i) the policy is legal, valid, binding, enforceable and in full force and effect;
     (ii) neither the Seller, nor to Seller's knowledge, any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy;
     (iii)  no party to the policy has repudiated any provision thereof.
          (b) Except as set forth on Schedule 5.19, all such insurance policies are on an "occurrence", as opposed to a "claims made", basis.

      5.20 Financial Statements. The Year-End Financial Statements, the Company's interim financial statements (income statements and balance sheets) through and including December 31, 1998 and the other financial statements delivered by Seller to Buyer and disclosed by Buyer to its lenders as described on Schedule 5.20 (collectively, the "Seller's Financial Statements"), which Buyer has relied upon in evaluating the transactions contemplated under this Agreement and in preparing materials presented to its lenders: (i) are consistent with the books and records of the Seller for the items reflected therein and accurately account for the financial condition and transactions of the Business; (ii) except as otherwise expressly described on Schedule 5.20 (the "Permitted GAAP Modifications"), have been prepared by Seller in accordance with GAAP; (iii) present fairly in accordance with GAAP, subject to the Permitted GAAP Modifications, the assets, liabilities, the results of operation of the Business and any other matter required to be reflected or reserved against in financial statements prepared in accordance with GAAP, subject to Permitted GAAP

Modifications, as of the dates and for the periods indicated; (iv) do not contain any untrue statement of material fact that would have a Material Adverse Effect on the Business; and (v) do not omit to contain a material fact necessary to make any such Seller's Financial Statements not misleading. Except as set forth in Seller's Financial Statements and subject to Permitted GAAP Modifications there are (i) no material liabilities, debts or obligations of any nature of the Business, or of the Seller relating to the Business whether absolute or accrued, or (ii) no basis for the assertion against the Business, or of the Seller relating to the Business, of any material liability. The additional financial information delivered by Seller to Buyer and disclosed by Buyer to its lenders as also described on Schedule 5.20 ("Seller's Other Financial Information") which Buyer has relied upon in evaluating the transactions contemplated under this Agreement and in preparing materials presented to its lenders, excluding any forward looking information: (i) is consistent with the books and records of the Seller for the items reflected therein, (ii) does not contain any untrue statement of fact that has a Material Adverse Effect on the Business, and (iii) is consistent with Seller's Financial Statements.

      5.21   Licenses and Permits.
          (a) Except with respect to permits related to Environmental Laws and except as set forth on Schedule 5.21, (i) the Licenses described in Schedule 2.1(i) constitute all of the Licenses held by Seller and to the best of Seller's knowledge will constitute all the Licenses required for and utilized in the ownership and operation of the Business as it is currently being conducted, all of which are owned or held legally and beneficially by Seller; (ii) all Licenses are in full force and effect and good standing; (iii) the Seller has not received any notice to the effect additional Licenses are required by the Seller; (iv) no consent, waiver, approval, license or authorization of or designation, declaration or filing with any Governmental Entity, or any third party is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of the transactions contemplated hereby, including, but not limited to, the transfer of the Licenses to the Buyer; (v) no modification, suspension or cancellation of a License, or any proceeding relating thereto, is pending or, to the knowledge of the Seller, threatened with respect to a License; and (vi) Seller has received no notice that it is in violation of any statutes, laws, ordinances, rules, regulations, judgments, decrees and orders, of any court or governmental or quasi-governmental authority, to which it is subject or by which it is bound and which affect the Licenses.
          (b) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby will not result in a revocation or suspension of, or require the amendment of any License.

      5.22   Environmental.
          (a) To the knowledge of the Seller Designees without having made further inquiry, except as disclosed to Buyer in the Stage 1 Materials sent by Seller to Buyer or disclosed in any report prepared by any of the Buyer's environmental consultants as part of Buyer's due diligence review, Seller has obtained or has applied for all permits, licenses and other such authorizations required to be obtained by it as of the Closing Date for the operation of the Business under all applicable Environmental Laws, the absence of which would have a material adverse effect on the Business (the "Environmental Permits"). All Environmental Permits are listed on Schedule 5.22;
          (b) To the knowledge of the Seller's Designees without having made further inquiry, except as disclosed to Buyer in the Stage 1 Materials sent by Seller to Buyer or disclosed in any report prepared by any of Buyer's environmental consultants as part of Buyer's due diligence review, Seller is in compliance in all material respects with all terms and conditions of the permits, licenses and authorizations required by any Environmental Law, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder and issued by a Governmental Entity;
          (c) Seller has received no notice of any civil, criminal or administrative action, suit, hearing, notice or violation, proceeding, written notice, claim or demand that is pending or, to the best knowledge of Seller, threatened against it with regard to the Business, arising under or relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;
          (d) To the knowledge of the Seller's Designees without having made further inquiry, except as disclosed to Buyer in the Stage 1 Materials sent by Seller to Buyer or disclosed in any report prepared by any of Buyer's environmental consultants as part of Buyer's due diligence review, the New Jersey Facility and the Texas Facility do not contain and have not caused any reportable discharge or release of a hazardous substance or a hazardous waste (as those terms are defined as of the Closing Date in CERCLA, SARA or RCRA, or as relates to the New Jersey Facility, as they are defined in the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. and its implementing regulations), nor have any spills or discharges of any hazardous waste or hazardous substance occurred at such real property that could reasonably be expected to give rise to an obligation to investigate or remediate the resulting condition; and
          (e) Except as set forth in Schedule 5.22, the New Jersey Facility and the Texas Facility do not contain any (a) septic tanks in which process waste water or in which hazardous substances have been disposed; (b) underground storage tanks; (c) asbestos; (d) polychlorinated biphenyls or equipment using polychlorinated biphenyls; or (e) underground injection wells.

      5.23 Taxes. Seller has filed all tax returns required to be filed and paid all taxes and other charges due by Seller to any federal, state or local taxing authorities. To Seller's knowledge, no audit or examination of any foreign, federal, state or local income tax returns or other tax returns filed by Seller is in progress, or threatened. Seller has no information concerning or reasonable grounds to anticipate any such audit within the foreseeable future. There are no Liens that have been recorded by or in favor of any taxing authority for any taxes upon any of the Purchased Assets and, except as set forth on Schedule 5.23, Seller has not received any notice from any taxing authority of a claim for taxes relating to the Business and/or the Purchased Assets. For purposes of this Section 5.23, Seller's knowledge shall also include the knowledge of Seller's controller and Seller's accountants.

      5.24 Business Relations. To the best of Seller's knowledge, except as expressly described in Schedule 5.24, Seller has not been informed of any facts which give it reason to believe that Business relations currently maintained by the Seller with customers, suppliers and others will not be available to Buyer for a reasonable period of time after the Closing for the continued conduct of the Business on substantially the same terms as at present. However, Buyer acknowledges that Seller cannot assure that Seller's customers, suppliers and others will do business with Buyer after the Closing nor can Seller assure that terms upon which such business may be done.

      5.25 Improper Payments. Except for non-cash gifts or transfers made in the ordinary course of business and not involving goods, services or items with a value of more than $250, to the knowledge of any officer of director of Seller
(a) neither Seller, nor any officer, director, employee or agent of Seller in connection with the activities of Seller related to its Business, has at any time made or accepted gifts, gratuities, or payments in any other form, whether in cash, goods or services, to any persons or entities whatsoever, in payment for, or intended to encourage, or which resulted in or may have resulted in or had the effect of obtaining, encouraging or continuing the referral of persons or entities as customers of Seller's Business, or obtaining, encouraging or extending any contractual relationship, written or oral, for any of the same; nor, (b)with respect to the Business has Seller or any officer, director, employee or agent of Seller (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal or improper payments or remuneration have been or will be made, provided for or suffered, either directly, or indirectly through agents, brokers, distributors, dealers or other intermediaries, to any person or entity or (ii) made any illegal or improper contribution of monies, services or property to any political party, candidate or elected official for any purpose.

      5.26 Software. Except as set forth in Schedule 5.26, the Software is Year 2000 Compliant. For the purpose of this Agreement, "Year 2000 Compliant" shall mean:
          (a) the functions, calculations and other computing processes of the Software for date recognition (collectively, "Processes") perform in a consistent manner regardless of the date on which the Processes are actually performed and regardless of the date input to the Software, whether before, on, or after January 1, 2000;
          (b) the Software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and values, and returns and displays date values, regardless of whether the dates are before, on, or after January 1, 2000;
          (c) the Software will function without interruptions solely caused by the date on which the Processes are actually performed or by the date input to the Software, whether before, on, or after January 1, 2000;
          (d) the Software accepts and responds to year-date input in a manner that resolves any ambiguities in a defined, predetermined and appropriate manner;
          (e) the Software stores and displays date information in ways that are unambiguous as to the determination of the century; and;
          (f) the Software has been tested by Seller to determine whether it is Year 2000 Compliant.

To the best of Seller's knowledge based upon (i) any information within Seller's control or possession, or (ii) any report or advice either prepared in-house or, to Seller's knowledge, by any of Seller's advisors or consultants, there exists no estimate of the costs and expenses, if any, required to make the Software (alone or as part of Seller's overall compliance program) Year 2000 Compliant.

      5.27 Absence of Certain Changes or Events. Since June 30, 1998, except as described in Schedule 5.27, there has not been (and as of the Final Stage 2 Release Date, there will not have been):
          (a) any change in the Business, or any development, or the incurring of any liabilities, which has materially affected or could reasonably be expected to materially affect adversely the Business, or the properties, operations, earnings, assets, liabilities or financial or other condition, other than changes, developments or liabilities incurred in the ordinary course of business;
          (b) any other event or condition of any character which it is reasonable to expect will, individually or in the aggregate with other events or conditions, materially and adversely affect the future condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings or business of or relating to the Business.
          (c) any material damage, destruction, or loss, whether or not covered by insurance which would have a Material Adverse Affect and if such event occurs between the date of this Agreement and the Closing Date, Seller shall assign to Buyer Seller's right to any related insurance proceeds to which Seller is entitled;
          (d) any cancellation of any debts or any waiver of any material rights of value to the Business, except in the ordinary course of Business;
          (e) any transfer, lapse or grant of any rights in Seller's patents, trademarks, trade names or copyrights relating to the Business, or any disposition or disclosure to any unauthorized person of any trade secrets relating to the Business which would have a Material Adverse Affect;
          (f) any modification, change or termination of any Material Contract or the failure upon its expiration to renew or extend any material contract relating to the Business, except in the ordinary course of business;
          (g) any increase in the compensation payable or to become payable by the Seller to any of the officers or employees of the Business (except usual and customary increases in salary) or any change or amendment to any bonus plan for the benefit of any officers or employees of the Business to increase the amount of the bonus payments thereunder;
          (h) any action which has increased the cost of the Seller in funding or maintaining any employee pension or retirement plans or other employee benefit plans with respect to the Business;
          (i) any single capital expenditure or commitment for capital expenditure in excess of $10,000 for additions to property, plant, equipment or intangible capital assets of the Business included in the Purchased Assets or any aggregate capital expenditures and commitments in excess of $10,000 for additions to property, plant, equipment or intangible capital assets of the Business included in the Purchased Assets;
          (j) any (i) sale, assignment or transfer of any assets of the Business included in the Purchased Assets, having a net book value, as of June 30, 1998 in excess of $10,000 other than sales of Inventory in the ordinary course of business or (ii) inventory clearance sales;
          (k) any entering into, creation or allowance of any new mortgage, lien or encumbrance on any assets of the Business included in the Purchased Assets, other than the liens and encumbrances arising in the ordinary course of business;
          (l) any increase or any change in any assumptions underlying or methods of calculating, any bad debt, contingency, tax or other reserves or any change in Seller's accounting practices, methods or assumptions (including changes in estimates or valuation methods) with respect to the Business;
          (m) any entering into any lease or sublease of real property or any exercise of purchase options or rights of first refusal contained in any lease or sublease referred to in any Schedule attached hereto or otherwise relating to the Business, or any terminating, surrendering, canceling or assigning of any of Seller's properties demised under any leases referred to in any Schedule attached hereto or otherwise relating to the Business, or any part thereof;
          (n) any incurring, with respect to the Business, of any indebtedness for borrowed money, the entering into of any commitment to borrow money with respect to the Business, or making any loans in respect to borrowed money to third parties with respect to the Business, or the agreement with respect to the Business to guaranty any obligations of third parties (other than in connection with the negotiation and collection of negotiable instruments in the ordinary course of business);
          (o) the writing up or writing down of the value on its financial statements of any of the Seller's assets included in the Purchased Assets;
          (p) except as generally described on Schedule 5.27, through December 31, 1998, and to the knowledge of Seller at any time prior to the delivery by Seller of the initial portion of the Stage 2 Information contemplated at Section 5A.1 (i) decrease of more than 5% in dollar amount of sales in the aggregate to its ten largest customers taken as a whole compared to the same time period from the prior fiscal year or (ii) material adverse change in the availability of raw materials or products from any principal supplier;
          (q) any decrease in sale price to any customer of any Product, not in the ordinary course of business consistent with past practices (with no presumption that a price decrease is necessarily a breach of this subsection 5.27(q);
          (r) the agreement, whether in writing or otherwise, to take any action described in this Section 5.27.


      ARTICLE 5A
      STAGE 1 AND STAGE 2 INFORMATION

      5A.1   Stage 1 and Stage 2 Information.  Prior to the execution
of this Agreement, Seller confirms that it has provided to Buyer the information generally described in the Letter of Intent as the "Stage 1 Information" and more particularly summarized on Schedule 5A.1.1 as requested by Buyer and its advisors (the "Stage 1 Information"). Upon the execution of this Agreement and receipt by Seller of the Second Good Faith Deposit, as per the agreement of the parties, (i) Seller shall deliver to Buyer the information generally described in the Letter of Intent as the "Stage 2 Information" which Stage 2 Information is more particularly summarized on Schedule 5A.1.2, (the "Stage 2 Information"), expressly excluding the Final Stage 2 Information as defined below and (ii) after the date hereof and the receipt by Seller of the Good Faith Deposit and the Second Good Faith Deposit and prior to the Closing Date, Seller shall permit the site inspections of the New Jersey Facility and Texas Facility by Buyer and its advisors. As per the further agreement of the parties, by a date designated by Buyer but in no event more than one (1) day prior to the Closing Date (the "Final Stage 2 Release Date"),provided, at that time Seller receives a letter from Buyer updating the Section 9.2 Letter through the Final Stage 2 Release Date, Seller shall deliver to Buyer and Buyer shall have received the balance of the Stage 2 Information (the "Final Stage 2 Information"). The parties acknowledge and agree that the Final Stage 2 Information shall consist only of the information so designated in Schedule 5A.1.2.

      5A.2   Schedule Supplement.  The schedules provided for in Section 5 and attached to this Agreement ("Article 5 Schedules") (i) contain information through the day prior to the date of this Agreement including all Stage 2 Information other than the Final Stage 2 Information, and (ii) in each case, where so expressly stated on an Article 5 Schedule, omit information designated by Seller in good faith as Final Stage 2 Information. Seller shall, by 10:00 a.m. Eastern Standard Time on the Stage 2 Release Date, deliver to Buyer the Final Stage 2 Information and Amended Article 5 Schedules which shall incorporate and include the Final Stage 2 Information, clearly marked to reflect the Final Stage 2 Information and the Article 5 Schedules, as amended, shall constitute the Schedules required by Article 5 of this Agreement.

      5A.3 Site Visits. Buyer's site visits to the Texas Facility and to the New Jersey Facility shall take place with a Seller's Designee accompanying the Buyer's representatives.


      ARTICLE 6
      REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS OF BUYER

      Buyer represents and warrants to, and agrees with, Seller as follows:

      6.1 Organization. Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in all Jurisdictions, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operation of Buyer and its subsidiaries, taken as a whole (a "Buyer

Material Adverse Effect"). Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

      6.2 Due Authorization. Buyer has full power and authority to execute, deliver and perform this Agreement and the Transaction Documents and the execution and delivery of this Agreement and the Transaction Documents and the performance of all obligations hereunder and thereunder have been duly authorized by Buyer. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer is not prohibited or limited by, and will not result in the breach of or a default under (or with notice or lapse of time, or both, constitute a default) or result in the termination of or accelerate the performance required by the terms and conditions of any provision of the Certificate of Incorporation or By-Laws of Buyer or any of its Affiliates, (ii) any material agreement or instrument binding on Buyer or (iii) any applicable law, statute, regulation, order, writ, injunction or decree of any Governmental Entity, except for such breaches or defaults as would not have a Buyer Material Adverse Effect. This Agreement and the Environmental Agreement have been, and on the Closing Date the Transaction Documents will have been, duly executed and delivered by Buyer and constitutes, or, in the case of the Transaction Documents will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms except as enforcement may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

      6.3 Litigation. Except as disclosed in Schedule 6.3, there is no litigation, proceeding or claim pending or, to Buyer's knowledge, threatened relating to or affecting Buyer's ability to purchase or operate the Business or assume the Assumed Liabilities.

      6.4 Breach of Representations and Warranties. After having reviewed the Stage 1 due diligence materials delivered by Seller to Buyer and Buyer's counsel (other than the two (2) boxes of loan documents which the parties agree constitute Excluded Contracts which have not reviewed by Buyer) Buyer's Chairman of the Board and Chief Financial Officer and any individuals who directly report to such officers on a regular basis in the ordinary course of business have no actual knowledge, without having made due inquiry of any personnel other than the persons referred to in this Section 6.4 (collectively, "Buyer's Actual Knowledge"), of any breach, or the inaccuracy, of any of the representations or warranties of Seller set forth in this Agreement.

      6.5 No Broker. Except as set forth in Schedule 6.5, Buyer has not engaged any broker or any other person who would be entitled to any brokerage fee or commission in respect of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and Buyer agrees to indemnify Seller and hold it harmless from any claim made for a brokerage fee or commission or other similar payment based on any agreements, arrangements or understandings made by Buyer.


      ARTICLE 7
      EMPLOYEES; PENSION AND OTHER BENEFIT PLANS

      7.1    Employment of Employees of the Business.
          (a) Seller has prepared and attached hereto as Schedule 7.1A a list of all employees of the Business as of the date hereof (the "Employees of the Business"). Due to Seller's concern regarding confidentiality, Buyer has agreed, at Seller's request, not to meet with or interview the Employees of the Business, other than Sim Henry, prior to the Closing Date. Based on recent meetings with Seller's Designees, Buyer has determined that the employees of the Business listed in Schedule 7.1B (the "Redundant Employees") appear not to be required by Buyer in view of the anticipated synergies between the Business and Buyer's graphite and lubricant's business and Buyer currently intends to interview the Employees of the Business, other than the Redundant Employees for the positions listed on Schedule 7.1C (the "Identified Positions"). Seller has agreed to be responsible for the severance and accrued sick and vacation pay and all other severance benefits of all of the Redundant Employees. The parties acknowledge and agree that Buyer is not responsible for any severance, sick or vacation pay benefits or liability for other Employees of the Business who are offered but do not accept employment with Buyer (the "Non-accepting Employees"). Buyer acknowledges that Seller has indicated that it will take the position with Non-Accepting Employees that Seller is not responsible for any severance, sick or vacation pay benefits or liability should such employees not accept employment with Buyer. For purposes of this Agreement, (i) the Redundant Employees and the Non-accepting Employees shall collectively be referred to herein as the "Other Employees", and (ii) those Employees of the Business who Buyer interviews for the Identified Positions and who accept Buyer's offer of employment by no later than five (5) business days after the Closing Date shall be referred to as the "Continuing Employees". Buyer has agreed to be responsible for the severance and accrued sick and vacation pay and all other severance benefits relating to Buyer's employment of the Continuing Employees, upon the terms of employment described at Section 7.1(b), which Buyer intends to offer to the Continuing Employees.
          (b) Buyer shall be responsible for and shall provide severance benefits, if any, that may be due to Continuing Employees as a result of the termination of their employment with Buyer but only such severance benefits as are included as part of the terms of employment offered to and accepted by the Continuing Employees. In addition to other terms and conditions of employment that Buyer, in its sole discretion, may offer to the Continuing Employees, Buyer shall offer the following severance benefits:
(i) with respect to any Continuing Employee who resigns his or her employment with Buyer, no severance;
(ii) with respect to any Continuing Employee whose employment is terminated by Buyer, with or without cause, within one (1) year after the Closing Date, severance equal to one weeks' pay at the current rate for each two years of service, with credit for service to Seller (which service to Seller is set forth on Schedule 7.1A)
Buyer shall have no obligation to any Continuing Employees relating to severance claims relating to their prior employment with Seller, unless such obligations are expressly assumed in writing by Buyer as a term of such Continuing Employee's employment with Buyer.
          (c) The parties acknowledge that the Assumed Liabilities shall include
(i) accrued payroll taxes and payroll for the Employees of the Business existing on the Closing Date and (ii) any other accrued payroll and payroll-related liabilities existing on the Closing Date expressly excluding any severance, accrued vacation, sick leave or any other termination liability relating to the Other Employees.

      7.2 No Third Party Reliance. In furtherance of this understanding, the parties acknowledge and agree that this Article 7 is intended to allocate liability as between Seller and Buyer and neither this Article 7 nor any other portion of this Agreement is intended to or shall confer upon any third party, including but not limited to any Employees of the Business or any Continuing Employees, any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

      7.3    Retirement and Health and Welfare Plans.
          (a) Dixon Ticonderoga Company Retirement Plan. Prior to the Closing Date or as soon as reasonably practicable thereafter, Seller shall take all appropriate action to ensure that each Continuing Employee who participated in a Seller defined benefit pension plan on or prior to the Closing Date and is vested in such plan or plans shall be entitled to receive his or her entire accrued vested benefit as of the Closing Date thereunder. Such benefits shall be payable to each such Continuing Employee, or in the case of a Continuing Employee's death to the Continuing Employee's beneficiaries, in accordance with the terms of the applicable plan and the requirements of applicable law.
          (b) Multiemployer Plans. Except as indicated in Schedule 7.3, neither the Seller nor any member of the controlled group under Code Section 414 contributes to any "multiemployer plan", as defined in Section 4001(a)(3) of ERISA, covering employees of the Business, and neither the Seller nor a member of the controlled group has in the past six years withdrawn in a complete or partial withdrawal from any such multiemployer plan or incurred any actual or contingent liability under Section 4204 of ERISA. With respect to each such multiemployer plan covering employees of the Business in which the Seller and any member of the controlled group under Code Section 414 participates or has participated, neither the Seller nor any member of the controlled group has: (1) withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, (ii) received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent, (iii) failed to make any required contributions, (iv) any withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA. Schedule 7.3 includes for each multiemployer plan covering employees of the Business, as of its last valuation date, Seller's calculation confirming that there exists no withdrawal liability of the Seller and any member of its controlled group, with respect to employees of the Business, calculated according to the information made available pursuant to ERISA Section 4221(e) and identifies the specific obligor. To the best knowledge of the Seller, nothing has occurred or is expected to incur that would materially increase the amount of the total potential withdraw liability of a specified obligor for any such plan over the amount shown in
Schedule 7.3.

      7.4    Dixon Ticonderoga Company Employee Retirement Savings Plan.
          (a) Contributions. At the Closing Date or as soon as reasonably practicable thereafter, Seller shall contribute to the Dixon Ticonderoga Company Employee Retirement Savings Plan (the "DXT 401(k) Plan") an amount equal to the salary deferral and other contributions (if any) of each Continuing Employee who participates in the DXT 401(k) Plan plus related matching contributions through the Closing Date.
          (b) Plan Distributions. Effective as of the Closing Date, Continuing Employees shall be deemed terminated from employment for purposes of the DXT 401(k) Plan in accordance with Code Section 401(k) and the regulations thereunder, and to the extent permitted, shall be entitled to a distribution of their respective account balance or an eligible rollover distribution to Buyer's 401(k) Plan in accordance with Code Section 401(a)(31).

      7.5    Allocation of Employee and Benefit Plan Liability.
          Seller shall retain responsibility for claims incurred by Continuing Employees or their covered dependents under Seller's medical, dental, life insurance, and disability benefit programs with respect to events incurred by such Continuing Employees or their covered dependents prior to the Closing Date that gave rise to claims whether such claims are made before, on or after the Closing Dates. Claims incurred by Continuing Employees or their covered dependents relating to events on or after the Closing Date that give rise to claims shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred as of the date incurred; for example, in the case of life insurance, when the death occurs, in the case of disability benefits, when the disability occurs and, in the case of a hospital stay when the employee first enters the hospital. Claims compensable under the New Jersey Workers'

Compensation Act or Texas Workers' Compensation Act are excluded from the operation of this Section 7.5 and shall be allocated as provided in such acts.

      7.6 Union Negotiations. Seller shall assist Buyer in arranging for meetings to be held immediately after the Closing with representatives of the two (2) collective bargaining units relating to the Business for the purpose of negotiating the terms and conditions of employment for those Continuing Employees in the bargaining units and upon Buyer's request shall make available appropriate members of Seller's management to attend and assist Buyer at such meetings.

      7.7    Allocation of Employee Liabilities.
          Buyer acknowledges and agrees that Seller is not assuming or retaining any liability which in any way relates to or arises out of any claim made by any employee of the Business with respect to the employment of any Continuing Employee after the Closing Date, which liability is assumed by Buyer. Seller acknowledges and agrees that except for accrued payroll through the Closing Date, Buyer is not assuming any liability which relates to claims brought by or on behalf of Employees of the Business (including the Continuing Employees) which in any way relates to or arises out of (i) Seller's employment prior to or on the Closing Date,(ii) the termination of such employees' employment by Seller
(iii) Buyer's failure to offer employment to any Employee of the Business, (iv) the sale of the Business, or (v) any of Seller's other related obligations and liability expressly identified in this Article 7 (collectively, the "Other Employee Related Liability"). The parties acknowledge and agree that Buyer and Seller shall each bear their allocated share of liability for such claims in accordance with the provisions of this Article 7 and Article 12 of this Agreement.

      7.8    Effect of Collective Bargaining Agreements. The provisions of this
Article 7 and the obligations of Buyer and Seller hereunder are subject to any applicable requirements of any collective bargaining agreements in existence on the Closing Date between Buyer and/or Seller and the collective bargaining representative(s) of any employee of the Business, or of any collective bargaining agreement between Buyer and said collective bargaining representative(s) that may be consummated or renegotiated at or as a result of the meetings contemplated at Section 7 in accordance with the guidelines as the parties may agree.

      7.9 Allocation of Responsibility under WARN. Up to and including the Closing Date, it shall be the responsibility of Seller to provide any and all notices to employees and others that may be required under the Worker Adjustment Notification and Restraining Act ("WARN"), 29 U.S.C. Section2102 et seq., or, in lieu thereof, to assume all liability, including attorneys' fees and costs, arising our of any failure to provide such notices as are required by WARN.


      ARTICLE 8
      PRE-CLOSING COVENANTS OF SELLER AND BUYER

      8.1 Corporate and Other Actions. Each of Seller and Buyer shall take all necessary action required to fulfill its obligations under this Agreement, the Assignment and Assumption Agreement and any other Transaction Document and the transactions contemplated hereby and thereby.

      8.2 Consents and Approvals. Each of Seller and Buyer shall use its commercially reasonable efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement, the Assignment and Assumption Agreement and any other Transaction Document and the transactions contemplated hereby and thereby. Each of Seller and Buyer shall promptly make all filings, applications, statements and reports to all Governmental Entities, including but not limited to filings under the New Jersey Industrial Sites Recovery Act, which are required to be made prior to the Closing Date by or on behalf of Seller or Buyer pursuant to any applicable statute, rule or regulation in connection with this Agreement, the Assignment and Assumption Agreement and any other Transaction Document and the transactions contemplated hereby and thereby.

      8.3    Access to Information/Due Diligence.  Subject to the provisions of
Article 5A, Seller will permit representatives of Buyer from and after the date of this Agreement through the Closing Date, to have access at all reasonable times, in a manner so as not to interfere with the normal business operations for the Seller and in accordance with the confidentiality provisions of Section
14.3 below, to the books, accounts, records, properties, operations and facilities of every kind pertaining to the Business, and will furnish Buyer with such financial and operating data concerning Seller as Buyer shall from time to time reasonably request, and responses to any follow-up inquiries by Buyer or its agents in connection with their on-going due diligence review which the parties acknowledge shall continue through Closing, but after the date of this Agreement Buyer's due diligence review shall be limited to the review of Stage 2 Information and any requested related back-up information and information regarding any event or condition not previously known by Buyer, subject to any confidentiality agreements to which Seller may be a party.

      8.4 Employment Assistance. Seller will provide reasonable assistance (without incurring any expense or liability) to Buyer in its efforts to employ the Continuing Employees.

      8.5 Ordinary Course of Business. Subsequent to the date hereof and prior to the Closing Date, (i) Seller will continue to conduct the Business and maintain the Purchased Assets and pay or satisfy accounts payable and accrued liabilities in substantially the same manner as heretofore conducted and maintained and in the usual and ordinary course of business consistent with past practice; (ii) Seller shall not sell, lease or otherwise dispose of or encumber, or agree to sell, lease or otherwise dispose of or encumber, any of the Purchased Assets, except in the ordinary course of business consistent with prior practice; (iii) Seller shall use its best efforts to preserve the Business, and preserve for Buyer the goodwill of Seller's customers and others having contract or business relations with Seller; (iv) Seller shall conduct the Business in all material respects in compliance with the laws, rules and regulations of all applicable local, state and federal governments and consistent with present practice; (v) Seller will maintain the present insurance coverage of the Business in effect; and (vi) Seller shall duly withhold and collect all taxes and other assessments and liens which Seller is required by law to withhold or to collect for periods ending prior to the Closing Date and either pay over such amounts to the proper governmental authorities or hold such amounts in segregated accounts pending payment, as Buyer shall determine.

      8.6 Conduct of the Business; Negative Covenants. Subsequent to the date hereof and prior to the Closing Date, Seller shall not, except as otherwise provided herein or in any Transaction Document, do any of the following with regard to the Business, without the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed, (i) conduct the Business otherwise than in the regular and ordinary course in accordance with substantially the same business practices previously followed by it; (ii) make or commit to make any expenditure for fixed assets exceeding $10,000 without first obtaining the written consent of Buyer; (iii) make any contract, commitment, or liability extending beyond thirty (30) days or enter into any other transaction, in either case other than in the ordinary course of business (other than entering into the collective bargaining agreement, relating to the Burnet operation, with the Oil, Chemical and Atomic Workers Union Local 4-449, but only upon terms and conditions consistent with those set forth in Seller's memorandum to Buyer dated February 3, 1999; (iv) transfer any of the assets which are included in the Purchased Assets except in the ordinary course of business; or (v) cause to incur a material default under the terms of any lease or Contract connected with the Business which default has a Material Adverse Affect.

      8.7 Other Actions. Subject to the provision of Sections 8.5 and 8.6, Seller shall not take any action that would result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue in any material respect or in any of the conditions set forth in Article 9 not being satisfied.

      8.8 Bulk Transfer Laws. Seller shall indemnify and hold harmless Buyer against any and all liabilities except those expressly assumed by Buyer as provided for in this Agreement that may be asserted by third Persons against Buyer as a result of noncompliance with any applicable bulk transfer laws including but not limited to the bulk sale provisions of N.J.S.A. 54: 32B-22(c) and any requirements of the New Jersey Department of Revenue, Division of Taxation, without the limitations set forth at Section 12.1.2, below (collectively, the "Bulk Sale Indemnification").

      8.9 Notice to Buyer. Seller shall promptly notify Buyer of and furnish Buyer with any information Buyer may reasonably request with respect to the occurrence of any materially adverse development in or relating to the Business that will result in Seller's representations and warranties not being true in all material respects.

      8.10 Introductions. Seller shall use commercially reasonable efforts to make all introductions (either in person or in writing) as Buyer may reasonably request, including introductions to Customers, in order for Buyer to establish post-Closing relationships (and where appropriate contracts) so that Buyer is in the position to operate the Business on and after Closing consistent with past practices without interruptions.

      8.11 Additional Insured. Effective as of the date of this Agreement, Seller shall cause Buyer to be named as an additional insured and loss payee under the property and business interruption insurance policies maintained by Seller relating to the Business to cover the period up to and including the Closing Date (the "Business Insurance"). In the event of the occurrence of a loss, injury or other event relating to the Business and covered by such insurance up to and including Closing ("Pre-Closing Casualty"), Seller shall obtain written approval of Buyer prior to settlement of any claim for insurance proceeds and provided that the parties proceed to Closing hereunder, Seller shall pay over to Buyer any and all proceeds received under such policies and assign all rights to Buyer to permit Buyer to receive the full benefit of the coverage contemplated hereunder. Seller has delivered to Buyer an insurance binder evidencing its compliance with the requirements of this Section prior to Buyer's execution of this Agreement. The parties acknowledge and agree that in the event of a casualty loss covered by the Business Insurance, subject to Seller's obligations to perform under the provisions of this Section 8.11, Buyer may not assert that an Article 9.2 condition to Closing has not been fulfilled and shall proceed to Closing and Seller shall be entitled to the rights and benefits under this Section 8.11. Within ten (10) business days after the Closing Date, Buyer and Seller in good faith shall determine whether a Pre-Closing Casualty has occurred, and if the parties are in agreement that no Pre-Closing Casualty has occurred Seller may send notification to its carriers, with a copy to Buyer, instructing them to remove Buyer as an additional insured and loss payee under the Business Insurance.


      ARTICLE 9
      CONDITIONS

      9.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller with Seller reserving its right to pursue, after the Closing, any appropriate remedy with respect to such waived condition):

             9.1.1 Performance of Agreements and Satisfaction of Conditions. All agreements and conditions to be performed and satisfied by Buyer hereunder on or prior to the Closing Date shall have been duly performed and satisfied in all material respects.
             9.1.2 Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, and there shall be delivered to Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Seller and its counsel duly signed by the President or Vice President of Buyer, to that effect.
             9.1.3 Opinion of Counsel. Seller shall have received from White and Williams LLP counsel to Buyer, an opinion dated the Closing Date and in form and substance attached hereto as Exhibit 9.1.3.
             9.1.4 Payment of Purchase Price. Buyer shall have paid the Closing Date Portion of the Purchase Price and assumed the Assumed Liabilities as provided in Section 4.2.2.
             9.1.5 No Court Order. No court order shall have been entered, or any action or proceeding instituted by any Person other than Seller or its Affiliates which enjoins, restrains or prohibits this Agreement or the consummation of the transactions as contemplated by this Agreement.
             9.1.6 Supply Agreement. The Buyer shall have executed and delivered a Supply Agreement for the supply of graphite to Seller substantially in the form of attached Exhibit 9.1.6 (the "Supply Agreement").
             9.1.7 Closing Escrow Agreement. The Buyer and escrow agent thereunder (by facsimile signature) shall have executed and delivered the Closing Escrow Agreement.
             9.1.8 Other Transaction Documents. The Buyer shall have entered into the other Transaction Documents, including but not limited to the

Note, requiring Buyer's execution and contemplated under this Agreement substantially in the forms attached hereto, or delivered to Seller as required hereby.

Except in limited circumstances in which an express condition as set forth in this Section 9.1 remains unfulfilled on or prior to Closing or in the event of fraud on the part of Buyer or its Affiliates, (individually and collectively, a "Buyer Non-Closing Event"), Seller shall not be excused from performing its obligations hereunder nor shall Seller have the right to refuse to consummate the transactions contemplated under this Agreement; it being further understood that, absent a Buyer Non-Closing Event, Seller's sole remedies for any breach of this Agreement by Buyer shall be to bring an action against Buyer for specific performance, or after the Closing, an action for damages or indemnification, or any other post-Closing relief available at law or in equity. Any dispute as to whether an unfulfilled condition or event constitutes a Buyer Non-Closing Event shall be resolved pursuant to arbitration proceedings described at Section 13.4(c), below.

      9.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer with Buyer reserving its right to pursue, after the Closing, any appropriate remedy with respect to such waived condition); it being understood that at the date of execution of this Agreement Buyer has provided to Seller written notice of any Section 9.2 conditions that have not been fulfilled and confirmation that, except as specifically set forth therein, to Buyer's knowledge there are no conditions that will entitle Buyer to refuse to close or terminate this Agreement pursuant to the provisions of Section 13.1.3 (the "Section 9.2 Letter");

             9.2.1 Performance of Agreements and Satisfaction of Conditions; Representations and Warranties True. All agreements and conditions to be performed and satisfied by Seller hereunder on or prior to the Closing Date shall have been duly performed and satisfied in all material respects. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the time of the Final Stage 2 Release Date with the same effect as though made on and as of the time of the Final Stage 2 Release Date and there shall be delivered by Seller on the Closing Date a certificate, duly signed by an officer of Seller, certifying to the fulfillment of the conditions described in this Section 9.2.1 (the "Seller's Certificate"); it being understood that any changes to Seller's representations and warranties resulting from a Pre-Closing Casualty covered by Business Insurance shall be described by Seller in the Seller Certificate, and as per the provisions of Section 8.11, Buyer may not assert as a result of any such Pre-Closing Casualty that this Section 9.2.1 has not been fulfilled.
             9.2.2 Interim Period Material Events. During the period (i) between the date of this Agreement and the Final Stage 2 Release Date, no event or condition shall exist or be discovered by Buyer, regarding which Seller had knowledge, that renders any representation or warranty of Seller contained in this Agreement untrue or incorrect and which has a Material Adverse Effect on the Business (an "Interim Material Event") and (ii) between the Final Stage 2 Release Date and the Closing Date there shall neither exist nor be discovered by Buyer any Interim Material Event which Seller fraudulently withheld from Buyer.
             9.2.3 Opinion of Counsel. Buyer shall have received from Johnson, Blakely, Pope, Bokor, Ruppel & Burns, PA, counsel to Seller, an opinion of counsel dated the Closing Date in form and substance set forth in Exhibit 9.2.3.
             9.2.4 No Court Order. No court order shall have been entered into, or any action or proceeding instituted by any Person other than Buyer or its Affiliates which enjoins, restrains or prohibits this Agreement or the consummation of the transactions as contemplated by this Agreement.
             9.2.5 Texas Premises Lease and New Jersey Premises Ground Lease. The Seller shall have executed and delivered the Texas Premises Ground Lease and the New Jersey Premises Ground Lease.
             9.2.6 Supply Agreement. The Seller shall have executed and delivered the Supply Agreement.
             9.2.7 Closing Escrow Agreement. The Seller shall have executed and delivered the Closing Escrow Agreement.
             9.2.8      Non Competition Agreement.    The Seller  shall have
executed and delivered the Non-Competition Agreement.
             9.2.9 Other Transaction Documents. The Seller shall have executed and delivered the other Transaction Documents, including but not limited to the Subordination Agreement, requiring Seller's execution contemplated under this Agreement substantially in the forms attached hereto, or delivered to Buyer as required hereby.
             9.2.10 Environmental Obligations. Seller, at Seller's own expense, shall have undertaken the actions set forth below:
                    (a) Pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. Section13:1K-6 et seq, ("ISRA") and the regulations promulgated thereunder, Seller shall have received from the Industrial Site Evaluation Element of the New Jersey Department of Environmental Protection ("NJDEP") a Remediation Agreement (the "Approved Remediation Agreement") authorizing Seller to transfer the Business operated at the New Jersey Facility to Buyer.
                    (b) Seller shall have delivered to Buyer written evidence that Seller has established a remediation funding source to provide a financial assurance for the implementation of the remediation of the New Jersey Facility, in a form and amount approved by the NJDEP, after submission to the NJDEP of (i) information relating to certain contamination in the water drawn from the production well (PW-1) adjacent to the above-ground storage tanks in the main manufacturing buildings (Buildings 2 and 3) located at the New Jersey Facility, and certain other contamination under the septic system servicing the laboratory building at the New Jersey Facility and (ii) any other required information.
                    (c) Seller shall have completed the necessary steps to assure that waters used by Buyer in production at the New Jersey Facility do not contain contaminants, by either treating the water from the Production Well labeled PW-1 on Buyer's environmental report so as to remove the contaminants that have been discovered or by establishing a connection to another production well at the New Jersey Facility that has been shown to be clean by Buyer's testing, so as to provide a convenient source of clean water meeting NJDEP groundwater standards for Buyer's operations.
             9.2.11 Consents. Consents of the Board of Directors of Seller and First Union Commercial Corporation shall have been obtained with the understanding that there exist other Required Contract Consents and that by limiting the requirements of this Section 9.2.11 to the two (2) consents expressly noted herein is not intended to waive Seller's obligations to (i) use all commercially reasonable efforts to obtain all other Required Contract Consents as soon as practical after the Closing Date, and (ii) perform such other agreements relating to Required Contract Consents as expressly provided for under this Agreement.
             9.2.12 Due Diligence. The Stage 2 Information or Buyer's ongoing due diligence in accordance with Section 8.3 shall have not revealed a condition or fact that renders any information previously disclosed by Seller to Buyer materially inaccurate or that is materially inconsistent with the information previously disclosed by Seller, and which shall have a Material Adverse Effect on the Business.
             9.2.13 Employment of Sim Henry. Seller shall deliver to Buyer a letter agreement substantially in the form attached as Exhibit 9.2.13, executed by Seller and Sim Henry, evidencing the assignment to Buyer of certain sections of the October 1, 1998 employment agreement with Seller (the "Existing Employment Agreement") and Seller's continuing post-Closing obligations to Sim Henry under Sections 7 and 9 of the Existing Employment Agreement.
Except in limited circumstances in which an express condition as set forth in this Section 9.2 remains unfulfilled on or prior to Closing or in the event of fraud on the part of Seller or its Affiliates (individually and collectively, a "Seller Non-Closing Event"), Buyer shall not be excused from performing its obligations hereunder nor shall Buyer have the right to refuse to consummate the transactions contemplated under this Agreement; it being further understood that, absent a Seller Non-Closing Event, Buyer's sole remedies for any breach of this Agreement by Seller shall be to bring an action against Seller for specific performance, or after the Closing, an action for damages or indemnification, or any other post-Closing relief available at law or in equity. Any dispute as to whether an unfulfilled condition or event constitutes a Seller Non-Closing Event shall be resolved pursuant to arbitration proceedings described at Section 13.4(c), below.


      ARTICLE 10
      NON-COMPETITION

     On the Closing Date, Seller and Buyer shall enter into a non-competition agreement substantially in the form attached hereto as Exhibit 10.1 (the "Non-Competition Agreement").

      ARTICLE 11
      POST-CLOSING COVENANTS

      11.1 Availability of Records. After the Closing, Buyer shall make available to Seller as reasonably requested by Seller, its agents and representatives, any taxing authority and any Governmental Entity all infor-mation, records or documents relating to the Business or the employees of Seller for all periods prior to Closing and shall preserve all such infor-mation, records and documents until the later of (i) seven years after the Closing, (ii) the expiration of all statutes of limitations for Taxes for periods prior to the Closing or extensions thereof applicable to Seller for Tax information, records or documents or (iii) the required retention period for all government contract information, records or documents.
Buyer shall also make available to Seller, as reasonably requested by Seller, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, environmental matters, governmental contracts, litigation or potential litigation, including claims for workers' compensation, product liability, general insurance liability and automobile insurance liability. Prior to destroying any records related to Seller for the period prior to the Closing Date, Buyer shall notify Seller 30 days in advance of any such proposed destruction of its intent to destroy such records, and Buyer will permit Seller to retain any such records. With respect to any litigation and claims which are Excluded Liabilities, Buyer shall render all reasonable assistance which Seller may request in defending such litigation or claim and shall make available to Seller personnel most knowledgeable about the matter in question.

      11.2   Tax Matters.
             11.2.1 Cooperation. Without limiting the generality of Section 11.1., Buyer shall fully cooperate with Seller with respect to the preparation of each return or other document required to be filed or delivered to taxing authorities after the Closing Date in respect of any Taxes which are payable with respect to any period beginning before the Closing Date.
             11.2.2 Assistance. Without limiting the generality of Section 11.1, after the Closing, Buyer, on the one hand, and Seller, on the other hand, shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and, upon the request of the other, provide the other with, any records or information which may be relevant to such return, audit, examination or proceedings. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material to be provided hereunder and shall include furnishing to or permitting the copying by the requesting party of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination or proceedings. The party requesting assistance hereunder shall reimburse the party whose assistance is requested for the reasonable out-of-pocket expenses incurred by it in providing such assistance, but shall not be required to reimburse the party providing such assistance with respect to time of employees made available pursuant to this
Section 11.3.

      11.3 Post-Closing Obligations under Transaction Documents. Each party covenants and agrees to complete any and all of its respective post-Closing obligations arising under, and in accordance with, the provisions of the Transaction Documents (with respect to such party, its "Post-Closing Transaction Document Obligations").

      11.4 Third Party Relations. Seller on behalf of itself, its Affiliates and its and their officers, directors, employees and agents will take no action to discourage any current third party business relationship affecting the Business.

      11.5 Transitional Assistance. Seller shall use good faith and commercially reasonable efforts after the Closing to assist Buyer with (i) Buyer's preparation of the application and related documentation to obtain ISO 9002 certification for the Texas Facility and to the extent permitted thereunder, make available the benefits of Seller's certification or take other commercially reasonable actions to assist Buyer in completing work under customer contracts that may require ISO 9002 certification, (ii) securing the employment for the Identified Positions, (iii) any ongoing negotiations with union representatives with respect to the collective bargaining agreements relating to the Business,
(iv) the integration onto Buyer's computer system of the Business Records and other data and information included in the Purchased Assets, and (v) Buyer's review of information not delivered to Buyer until the Stage 2 Release Date or Closing and any backup information relating thereto. Additionally, for a period of 90 days commencing on the Closing Date, Seller shall provide Buyer with transitional assistance, upon the terms and conditions described in the letter agreement attached hereto as Exhibit 11.5.

      11.6 Texas Services Agreement. Buyer and Seller have agreed to the ongoing service support and cost sharing arrangements relating to the Texas Premises for the period equal to the term of the Texas Premises Ground Lease, upon the terms and the conditions of the agreement attached hereto as Exhibit 11.6.

      11.7 Transitional License. The parties acknowledge that the Excluded Tradename has been expressly identified as an Excluded Asset under Section 2.2. Notwithstanding this, the reference "Dixon", but not "Ticonderoga", may be included in Buyer's post-Closing use of purchase orders, invoices and other documentation evidencing transactions relating to the Business with third parties. To assist Buyer in its ongoing business relationships, Seller hereby grants to Buyer a perpetual non-transferable license effective as of Closing for Buyer and its Nominee to use the "Dixon" name for the limited purpose of (i) conducting the operation of the Business in the ordinary course, (ii) notifying third parties as part of the business transition relating to this transaction and (iii) enabling Buyer to perform its post-Closing obligations under this Agreement, including the collection of the Business Receivables. Additionally, Seller acknowledges that in order to transition business relationships post-Closing, including as may be required to effect the assignment and assumption of certain contracts being assigned to Buyer hereunder and notifying third parties in general but not for the purpose of trading under the Excluded Tradename, Buyer may for a period not to exceed six months following the Closing refer to the Excluded Tradename.

      11.8 New Jersey Air Permits. Seller shall maintain in force, for Buyer's benefit as its agent, all of the air permits necessary for the operation of the New Jersey Facility in accordance with the applicable Environmental Laws, for a period commencing on the Closing Date and ending when Buyer, using its best efforts, has effectuated the transfer or reissuance of such permits to Buyer. Seller shall provide assistance reasonably requested by Buyer in order to effect the transfer of reissuance of such air permits.

      11.9 Accounts Receivable Adjustment.
          (a) Initial Adjustments. The Purchase Price has been established on the basis that Accounts Receivable of the Business (the "Business Receivables"), net of reserves, (the "Net Accounts Receivable") as of the Closing Date shall be not less than $1,500,000. In the event the Net Accounts Receivable on the Closing Date, as determined in accordance with procedures set forth in Schedule
3.3 (the "Verified Net Accounts Receivable") is less than $1,500,000, at the time of delivery by Seller of the Post-Closing Report, Seller shall pay to Buyer by wire transfer of immediately available funds, the amount by which the Verified Net Accounts Receivable is less than $1,500,000.
          (b) Collection of Accounts Receivables of Business. Immediately following the Closing, Buyer shall either set up its own lock box or make other arrangements for the collection of the Business Receivables and will direct customers of the Business to make payment to such lock box or provide them with appropriate notice regarding place of payment and related instructions. Seller will continue to collect receivables from its old lock box that it uses in connection with the Business and Seller shall remit to Buyer any proceeds relating to the Business from any receivables identified by invoice number collected or remitted to Seller incorrectly. Buyer and Seller shall provide to each other access to files, records and books of account for the purpose of verifying any funds that have been remitted to each to verify collection of the Business Receivables. During the ninety (90) day period immediately following the Closing (the "Collection Period"), Buyer shall use good faith efforts, consistent with its customary business practices, to collect the Business Receivables. In the event that by the close of the Collection Period, the proceeds of the Business Receivables collected by Seller is less than the amount of the Verified Net Accounts Receivables (a "Collection Shortfall") Buyer in its sole discretion may assign back to Seller any or all of the uncollected Business Receivables and Seller shall immediately remit to Buyer the face amount of any such receivables, which aggregate remittance shall not exceed the Collection Shortfall. Thereafter, the parties acknowledge that Seller has the right, in its sole discretion, to take any commercially reasonable steps or initiate any action to collect the Business Receivables that shall have been assigned back to Seller and to keep all amounts collected with respect thereto, provided, however, that Seller will consult with Buyer regarding any disputed receivables or actions prior to filing suit to collect any such unpaid Business Receivables.
          (c) Buyer's Remedies. In the event that Seller fails to make payment to Buyer as contemplated under Sections 11.9(a) and/or 11.9(b) above, Buyer shall provide written notice of such failure to Seller and if such failure remains uncured after five (5) business days of such notice then Buyer, in addition to any other available remedies, shall be entitled to (i) all just and reasonable expenses, costs and disbursements, including reasonable attorney fees, whether incurred to enforce or collect such payments, whether or not suit be brought, such attorney fees to include those incurred in appellate and bankruptcy proceedings, if any, and (ii) interest on all amounts not paid when due to Buyer under this Section 11.9 at the Default Interest Rate as defined at
Section 12.6, below. Buyer acknowledges that any claims by Buyer hereunder shall first be made against the Closing Escrow Fund under the Closing Escrow Agreement and shall then proceed as otherwise provided in accordance with the terms and conditions of Section 3.2(c) and Section 12.5.4 of this Agreement.


      ARTICLE 12
      INDEMNIFICATION AND SURVIVAL

      12.1   Indemnification by Seller.
             12.1.1 Seller's Indemnity . Seller agrees to indemnify and hold harmless Buyer and its Affiliates, and any of their officers, directors, shareholders, employees or agents (collectively, the "Buyer Indemnitee") at all times against and in respect of all losses, liabilities, costs and expenses (including reasonable attorneys' fees) (collectively, "Losses") that any Buyer Indemnitee may suffer or incur in connection with any of the following:
          (a) any breach of any of the representations, warranties, covenants and agreements of Seller set forth in this Agreement or any Transaction Document;
          (b) any Other Employee Related Liability, including but not limited to Buyer's failure to offer employment to any Other Employee as provided in Section 7.1;
          (c) except as otherwise expressly provided in this Agreement, the operation of the Business before the Closing Date and any other operations of Seller, relating to any time period, whether before, on or after the Closing Date;
          (d) the death of Arthur Smith which occurred on or about August 18, 1998, at the New Jersey Facility and any of the other claims or potential claims described on Schedule 5.6;
          (e) any underfunding or withdrawal liability related to any Seller pension or benefit plan, including but not limited to the OCAW Union-Industry Pension Fund and any other multi-employer plan;

          (f) Seller's Surviving Product and Warranty Liability, as defined at
Section 12.7.1., below;
          (g) Any Bulk Sale Indemnification;
          (h) except as otherwise expressly provided in this Agreement, any tax liability relating to any period prior to Closing, including any liability arising as a result of the tax audits disclosed on Schedule 5.23; and
          (i) Seller's obligations under Section 11.9, above.
              12.1.2 Limitations on Seller's Indemnity. Except as otherwise expressly provided herein, Seller shall not be liable for a Loss covered under Sections 12.1.1(a) and/or 12.1.1(c) until the aggregate of all Losses thereunder for which Seller is liable are in excess of $235,000 and then only to the extent that such amount exceeds $235,000; provided, however that Seller's aggregate liability under Section 12.1.1 shall not exceed the Purchase Price referred to in Section 3.1, it being expressly understood that any liability of Seller under the Environmental Agreement or relating to any Post-Closing Transaction Document Obligations are not under or subject to the provisions of this Section 12.1.2. The minimum loss threshold and aggregate liability cap under this Section 12.1.2 shall not apply to any claim that arises out of the fraud of Seller or its Affiliates.

      12.2   Indemnification by Buyer.
             12.2.1 Buyer's Indemnity. Buyer agrees to indemnify and hold harmless Seller and its officers, directors, shareholders, employees or agents (collectively, the "Seller Indemnitee") at all times against and in respect of Losses which arise out of or are based on:
     (a)     any breach of the representations,
warranties, covenants and agreements of Buyer set forth in this Agreement or any Transaction Document;
      (b)    any Assumed Liability; or
      (c) except as expressly otherwise provided under this Agreement or under any other Transaction Documentation, the operation of the Business by Buyer or its Nominee after the Closing Date.
             12.2.2 Limitation on Buyer's Liability. Except as otherwise expressly provided herein, Buyer shall not be liable for a Loss covered under Sections 12.2.1(a) or (c) until the aggregate of all Losses thereunder for which Buyer is liable are in excess of $235,000 and then only to the extent that such amount exceeds $235,000; provided, however that Buyer's aggregate liability under Section 12.2.1 shall not exceed the Purchase Price referred to in Section 3.1, it being expressly understood that any liability of Buyer under the Environmental Agreement or relating to any Post-Closing Transaction Document Obligations are not under or subject to the provisions of this Section 12.2.2. The minimum loss threshold and aggregate liability cap under this Section 12.2.2 shall not apply to any claim that arises out of the fraud of Buyer or its Affiliates.

      12.3 Notice to the Indemnitor. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party ("Indemnitor") under this Article 12, an indemnified party ("Indemnitee") shall notify the Indemnitor in writing of such claim, which notice shall include a description of the nature of the claim, and with respect to claims by third parties, advise the Indemnitor whether the Indemnitee intends to contest same.

      12.4 Right of Parties to Settle or Defend. If the Indemnitee determines not to contest a claim by a third party, the Indemnitor shall have the right, at its own expense, to contest and defend against such claim. If the Indemnitee determines to contest such claim, the Indemnitor shall have the right to be represented, at its own expense, by its own counsel and other advisors with such participation to be subject to the reasonable direction of the Indemnitee. In either case, the Indemnitee shall make available to the Indemnitor and its attorneys and other advisors, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party including, but not limited to, if reasonably required, the taking of all reasonable action to remain a party or to join other parties. If the Indemnitor fails to undertake the defense of or settle or pay any such third party claim within fifteen (15) days after the Indemnitee has given written notice to the Indemnitor advising that the Indemnitee does not intend to contest such claim, then the Indemnitee may take any and all necessary action to dispose of such claim including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to Section 12.5 with respect to any proposed settlement thereof.

      12.5   Settlement Proposals/Arbitration.
             12.5.1 Notice. Any notice by a third party of an offer to settle a third-party claim received (i) by the Indemnitor, shall be immediately provided to the Indemnitee, and (ii) by the Indemnitee, shall be immediately provided to the Indemnitor (either shall be referred to herein as a "Third Party Offer").
             12.5.2 Proposed Settlement.   In the event the Indemnitee desires
to settle any third-party claim (whether or not contested by the Indemnitor), the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnitor, it shall have the right, at its expense, to contest such claim by giving written notice of such election to the Indemnitee within fifteen (15) days after the Indemnitor's receipt of the advice of the Proposed Settlement. If the Indemnitor does not deliver such written notice within fifteen (15) days after receipt of such advice, or if the Indemnitor, after having given such notice to the Indemnitee, fails forthwith to defend, settle or pay such claim, the Indemnitee may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall first be presented to the Indemnitor who shall have the right, subject to the conditions herein above set forth in this Section 12.5.2, to contest such claim. In all such events, the Indemnitor shall indemnify the Indemnitee and hold it harmless against and from any and all costs of defense, payment or settlement, including reasonable attorneys' fees incurred in connection therewith.
             12.5.3 Settlement Procedures.      The Indemnitor may settle any
such third-party claim but only in accordance with this Subsection 12.5.3. If the Indemnitor has agreed to contest the claim in accordance with subsection
12.5.2 above, the Indemnitor may settle such third party claims without the prior consent of the Indemnitee; provided, however, that the Indemnitor shall not without the Indemnitee's prior written consent (i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand or (ii) settle or compromise any such proceeding, claim or demand, in any manner that may materially adversely affect the Indemnitee. In all other proceedings where the Indemnitor is not contesting the claim, the Indemnitor may direct the Indemnitee to accept a Third Party Offer to settle a third party claim. If the Indemnitee does not settle the third party claim within fifteen (15) days after receipt of the Indemnitor's advice, the parties acknowledge and agree that Indemnitor's total indemnification obligations under Article 12, including payment of Indemnitee's attorney fees in connection with the continuing litigation of the third party claim, shall in no event exceed the amount of the Third Party Offer.
             12.5.4 Arbitration for Non-Third Party Claims.
(i) In the event of a claim for indemnification (other than a third-party claim and disputes that are subject to and shall be resolved in accordance with the provisions of Section 3.3 and Section 13.4(c) hereof), the parties, for a period not to exceed thirty (30) days after notice to the Indemnitor under Section 12.3, shall use good faith efforts to exchange with each other relevant information (including, without limitation, the particular specifics and the grounds upon which a party asserts a claim and the amount and basis upon which a loss is calculated, including a statement of any significant assumptions employed therein) and resolve and settle any such claim or claims. If by the end of this 30 day period, Seller and Buyer shall have failed to reach written agreement settling any such claim (or if any principal remains unpaid under the Note, the amount or timing of any set-off under Section 3.2 hereof), the remaining disputed portions of such claim and applicable set-off under
Section 3.2(c), if any, shall be arbitrated in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Commercial Arbitration Rules") with the locale of the arbitration to be in Wilmington, Delaware with a panel selected consistent with the procedures described in subsection 12.5.4 (ii), below.
     (ii) Each of Seller and Buyer shall select an arbitrator. If either Seller or Buyer does not so select an arbitrator, then the rights of Seller and Buyer in and to the dispute shall be resolved solely by the arbitrator chosen by the other party. If each of Seller and Buyer selects an arbitrator, then within ten (10) days after the appointment of the second of the two arbitrators, the two arbitrators shall select a third arbitrator. If the two original arbitrators are unable to agree upon the selection of a third arbitrator, then either Seller or Buyer may request that the American Arbitration Association appoint a third arbitrator. All arbitrators selected for arbitration hereunder shall be members of the American Arbitration Association, shall not be affiliated with either Seller or Buyer and shall have expertise in the subject matter which is the basis of the dispute.
     (iii) The arbitrators shall determine the nature, extent and timing of any pre-hearing discovery that shall be appropriate. Within forty-five (45) days after notice of the intent to arbitrate a dispute, Seller and Buyer and the three (3) arbitrators selected to arbitrate the dispute shall meet. Each of Seller and Buyer shall submit to the three (3) arbitrators a written statement regarding the subject of the arbitration to be decided by the arbitrators, and shall be allowed to present such evidence and testimony to support its position as is allowed under the rules of the American Arbitration Association. The arbitrators shall be instructed that within thirty (30) days after the date on which the parties and the arbitrators conclude such meeting, the arbitrators shall render their decision.
      (iv) The findings of the arbitrators in any arbitration pursuant to the provisions of this Section 12.5.4 shall be in writing, shall include detailed findings of fact and conclusions of law and shall be conclusive. If the arbitrators determine that a set-off against the Note is required under the terms of Section 3.2(c) of this Agreement, the principal amount of the Note shall be deemed reduced by the amount of such set-off, and the parties shall replace the Note with a replacement note in the appropriate principal amount. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be.

      12.6 Reimbursement. At the time the amount of any liability on the part of the Indemnitor under this Article 12 is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall within thirty (30) days following notice from the Indemnitee, pay to the Indemnitee, the amount of the indemnity claim, in cash, by certified check or other immediately available funds. Any amounts not paid when due under this Section shall bear interest from the due date thereof until paid at a rate equal to the greater of (i) twelve percent (12%) per annum or (ii) three percent (3%) per annum in excess of the "prime rate" of interest (as published in the Wall Street Journal) as in effect from time to time (the "Default Interest Rate").

      12.7 Product Liability and Warranty Claims. Buyer and Seller mutually agree as follows:
             12.7.1 Product and Warranty Liability of Seller. Except as otherwise expressly provided in any of the Transaction Documents, Seller is solely responsible for any and all claims for injury (including death) or claims for damages including warranty claims, direct or consequential, and any other Losses resulting from or connected with (i) the sale by Buyer on or before one year after the Closing Date of any Inventory,(ii) any finished products or services of the Business that are processed, manufactured or shipped on or before the Closing Date, or (iii) as described on Schedule 12.7.1 (collectively, "Seller's Surviving Product and Warranty Liability").
             12.7.2 Product and Warranty Liability of Buyer. Except as otherwise expressly provided in any of the Transaction Documents, Buyer is solely responsible for any and all claims for injury (including death) or claims for damage including warranty claims, direct or consequential, and any other Losses resulting from or connected with products or services of the Business processed, manufactured or shipped on or after the Closing Date but only to the extent not relating to products containing any materials or goods that constitute Inventory.
             12.7.3 Product Liability Insurance. In furtherance of the Seller's obligation under Section 12.7.1, Seller shall at its own cost maintain product liability insurance covering the Inventory and Products meeting the minimum requirements set forth on Schedule 12.7.3 for a period of four (4) years following the Closing Date, which insurance shall name Buyer as an additional insured.

      12.8   Survival.
             12.8.1 The representations and warranties of Seller contained in Article 5 (other than those at Sections 5.1, 5.2, 5.3, 5.6, 5.22 and 5.23, which shall survive until the expiration of the applicable statute of limitations) and the representations and warranties of Buyer at Article 6 (other than those at Sections 6.1 and 6.2 which shall survive until the expiration of the applicable statute of limitations) shall survive the Closing for a period of two (2) years at which time they shall expire except for claims previously made with respect to breaches of such representations and warranties. No claim may be made based upon an alleged breach of any of such representations or warranties whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given to Buyer or to Seller, as the case may be, within said period following the Closing. Except as otherwise expressly provided in this Agreement, all post-closing covenants and agreements shall survive until the expiration of the applicable statute of limitations.
             12.8.2 Notwithstanding the provisions of Section 12.8.1 above, indemnification liability hereunder for claims involving actions, liabilities, claims or demands asserted against Buyer or Seller by third parties, which claims are covered by the indemnification provisions hereof will be extended to claims asserted not more than sixty (60) days after the expiration of the applicable statute of limitations, if any, governing such claims.

      ARTICLE 13
      TERMINATION

      13.1 Termination of Agreement. This Agreement may be terminated at any time in accordance with the following provisions:
             13.1.1 Mutual Consent. With the mutual written consent of Buyer and Seller; or
             13.1.2 By Seller. Subject to the provisions of Section 4.1, and 13.4(c)and the last paragraph of Section 9.2, by Seller, if by the Closing Date any of the conditions provided in Section 9.1 shall not have been satisfied, complied with or performed in any material respect, and Seller shall not have waived such failure of satisfaction, noncompliance or nonperformance or previously have confirmed in writing that such condition has been satisfied or in the event that Buyer refuses to close (other than because of a material breach by Seller of its obligations under this Agreement); or
             13.1.3     By Buyer.  Subject to the provisions of Section 4.1,
13.4 and the last paragraph of Section 9.1, by Buyer, if by the Closing Date any of the conditions provided in Section 9.2 (including by way of example, but not limited to, the execution by Seller of the Subordination Agreement) shall not have been satisfied, complied with or performed in any material respect, and Buyer shall not have waived such failure of satisfaction, noncompliance or nonperformance or previously have confirmed in writing that such condition has been satisfied or in the event that Seller refuses to Close the transactions contemplated under this Agreement (other than because of a material breach by Buyer of its obligations under this Agreement); or
             13.1.4 Expiration; Closing Has Not Occurred. By either Buyer or Seller if the Closing shall not have occurred on or before March 1, 1999, or such later date in the event and to the extent that the Closing Date is extended in accordance with the provision of Section 4.1, provided, however, that this Agreement shall not expire during any period of time during which Buyer is in default hereunder.

      13.2   Written Notice.  In the event of any termination pursuant to
Section 13.1 (other than pursuant to Section 13.1.1), written notice setting forth in detail the reasons therefor shall forthwith be given by the terminating party to the other. In addition, in the case of any termination pursuant to
Section 13.1.2 or 13.1.3, the party seeking termination must not be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

      13.3 Continuing Confidentiality. If this Agreement shall be terminated as herein set forth, Buyer and Seller each agree that it will remain obligated under, and will comply with, the provisions of subsections 14.3(a) and 14.3(b).

      13.4   Return of Deposits.
          (a) In the event that Buyer gives notice to Seller that Buyer is terminating this Agreement pursuant to the provisions of Section 13.1.3 or Seller otherwise fails or refuses to consummate the transactions contemplated hereby, other than because of a material breach by Buyer of its obligations under this Agreement (a "Buyer Permitted Termination"), and either (i) Seller confirms in writing within ten (10) business days that such termination constitutes a Buyer Permitted Termination, or (ii) the arbitrators determine in accordance with the provisions of Section 13.4(c) that Buyer was entitled to terminate this Agreement pursuant to the provisions of Section 13.1.3, in either case, Seller shall return the Good Faith Deposit and the Second Good Faith Deposit to Buyer by wire transfer of immediately available funds on or before 3 p.m., Eastern Standard Time on the second business day following a termination of this Agreement under this Section 13.4;
          (b) In the event that Buyer gives notice to Seller that Buyer is terminating this Agreement pursuant to the provisions of Section 13.1.3 or Buyer otherwise fails or refuses to consummate the transactions contemplated hereby, the issue of whether a Buyer Permitted Termination has occurred shall be forthwith submitted to arbitration pursuant to the provisions of Section 13.4(c) and in the event of a determination by the arbitrators that a Buyer Permitted Termination has not occurred, Seller may retain the Good Faith Deposit and Second Good Faith Deposit. Buyer acknowledges that once Seller provides Stage 2

Information to Buyer and such Stage 2 Information contains information other than information that Buyer can demonstrate was not previously known by Buyer, Seller shall be at a competitive disadvantage with respect to Buyer and Buyer's failure or refusal to consummate the transactions contemplated hereby may irreparably injure Seller and in such event Seller's remedy at law shall be difficult to ascertain and inadequate. Accordingly, in the event of a written confirmation of Buyer and Seller or the written determination by the arbitrators in accordance with Section 13.4(c) that Buyer was not entitled to terminate this Agreement and Buyer fails to consummate the transaction contemplated under this Agreement within ten (10) business days after such written confirmation or determination, in addition to Seller retaining the Good Faith Deposit and Second Good Faith Deposit, Seller shall be entitled to any and all remedies available at law or in equity, including without limitation, specific performance of this Agreement (collectively, the "Seller Remedies"). In the event that Seller retains the Good Faith Deposit and the Second Good Faith Deposit, Buyer acknowledges that (i) the retention by Seller of the Good Faith Deposit and Second Good Faith Deposit shall not constitute an election of remedies or limit in any manner the enforcement of this Agreement by Seller, and (ii) in the event that Seller brings an action against Buyer for specific performance of this Agreement, Buyer shall not raise as a defense thereto that Seller has an adequate remedy at law;
          (c) In the event that the parties fail to consummate the transactions contemplated hereby and the parties have not within five (5) business days after the scheduled Closing Date confirmed in writing that the failure to close constitutes a Buyer Permitted Termination, the parties shall submit the dispute to arbitration which shall be conducted in accordance with the arbitration procedures attached hereto as Exhibit 13.4(c). If the arbitrators determine that Buyer was entitled to terminate this Agreement in accordance with the provisions of Section 13.1.3 because of the occurrence of a Buyer Permitted Termination, Seller shall return to Buyer the Good Faith Deposit and the Second Good Faith Deposit, as provided for in Section 13.4(a). However, if the arbitrators determine that Buyer was not so entitled, Buyer shall, within ten
(10) business days after the issuance of the written decision of the arbitrators, proceed to Closing and if Buyer fails to do so, the written decision of the arbitrators shall be admissible in any court of law as conclusive evidence that Buyer is in material breach of its obligations to consummate the transactions contemplated by this Agreement and Seller may pursue any or all of the Seller Remedies as provided for in Section 13.4(b).


ARTICLE 14
MISCELLANEOUS

      14.1 Assignment. This Agreement shall be binding upon Seller and Buyer and their respective successors and assigns. Except as expressly permitted in the following sentence, this Agreement, either in whole or in part, shall not be assigned or delegated by either party without the prior written consent of the other party. On or before the Closing Date, Buyer may, upon prior written notice to Seller assign this Agreement to an Affiliate (the "Nominee") provided Buyer shall remain responsible for the performance of all of its obligations hereunder.

      14.2 No Press Release Without Consent. Neither Seller nor Buyer shall issue any press release related to this Agreement or the transactions contemplated herein, or make any other announcements to any employees of Seller or Buyer (except for those executive employees of Seller or Buyer who have a "need to know" in order to consummate the transaction contemplated hereby and who are informed of the confidential nature of such information) or to any customers and suppliers of Seller or Buyer, without the joint approval of Seller and Buyer, except any public disclosure which Seller or Buyer in its good faith judgment believes is required by law or by any stock exchange on which its securities or those of its Affiliates are listed (in which case the party making the disclosure will consult with the other party prior to making any such disclosure). Buyer and Seller will cooperate to prepare a joint press release to be issued on the Closing Date. Nothing contained herein is intended to limit or restrict Buyer's ability, after the Closing, to discuss the transaction with Buyer's and the Business' customers and suppliers in order to make the business transition relating to the acquisition of the Business under this Agreement.

      14.3  Confidentiality.
          (a) Except as required by applicable law, all information related to the Business supplied to Buyer and its representatives by Seller and all information relating to Buyer, including but not limited to information regarding operations and financing for the transaction contemplated hereunder, and supplied to Seller, shall be maintained in strict confidence by the receiving party and its employees, advisors and agents in accordance with
Section 14.3(b), and in the event that this Agreement is terminated, all written materials relating thereto shall be returned to the sending party or destroyed and the receiving party shall deliver an officer's certificate to the sending party certifying as to such return or destruction. In such event, the receiving party and its employees, advisors and agent shall make no further use of such information whatsoever.
          (b) The receiving party shall not use or disclose any of such information for their own benefit or the benefit of any third party. Such obligation of confidentiality shall not extend to any information as to which a party can demonstrate was(i) previously known to the receiving party through lawful means and which was not the subject of a prior confidentiality agreement,
(ii) generally known to others engaged in the same trade or business as the Seller or its subsidiaries through lawful means, (iii) part of public knowledge or literature, (iv) received by the receiving party from a third party (not including Seller, its subsidiaries, Buyer, or their respective representatives) who was not bound by a confidentiality agreement and who obtained such information through lawful means, or (v) which is required to be disclosed by court order, subpoena or other similar judicial or administrative process. If either party is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by regulatory body to make any disclosure that is prohibited or otherwise constrained by this
Section 14.3, such party (the "Requested Party") will provide the other party with prompt written notice of such requests so that the other party may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the Requested Party may furnish that portion (and only that portion) of the confidential information that, in the written opinion of its counsel reasonably acceptable to the other party, the Requested Party is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that the Requested Party must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any confidential information so disclosed; and
          (c) Seller's obligations under this Section 14.3 shall survive Closing, without limitation or restriction.

      14.4 Expenses. Each party shall bear its own expenses with respect to the transactions contemplated by this Agreement. Any sales, transfer (including realty transfer), use or other similar tax (other than a Tax as defined in the definition section) or recording cost incurred upon the sale or transfer of the Purchased Assets (a "Transfer Expense") shall be shared equally between Buyer and Seller.

      14.5 Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

      14.6 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all the parties hereto. This Agreement and the Transaction Documents contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof including the Letter of Intent, except the confidentiality agreement entered into between Buyer and Seller prior to the date hereof.

      14.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties including, without limitation any employees and former employees of Seller, any remedy, claim, liability, reimbursement, claim of action or other right.

      14.8 Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

      14.9 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

      14.10 Choice of Forum. Buyer and Seller agree that any suit, action or proceeding brought by either party against the other party to this Agreement in connection with or arising out of this Agreement shall be brought solely in the Federal Courts of the State of Delaware or, if such court lacks jurisdiction, in the State Courts of the State of Delaware.

      14.11 Further Documents. Each of Buyer and Seller will, at the reasonable request of the other party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

      14.12 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type) or by mail, and shall become effective (x) on delivery if given in person, (y) on the date of transmission if sent by telex, facsimile or other means of wire transmission, or (z) four business days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

     Notices shall be addressed as follows:
      (i) If to Buyer, to:
             Asbury Carbons, Inc.
             103 Foulk Road
             Suite 202
             Wilmington, DE 19802
             Attention: H. Marvin Riddle,
                        Chairman of the Board of Directors
             Facsimile Number (302) 652-8667

      with a copy to:
             White and Williams LLP
             1800 One Liberty Place
             Philadelphia, PA  19103-7395
             Attention: Gary P. Biehn, Esquire
             Facsimile Number:  (215) 864-7123

      (ii) If to Seller, to:
             Dixon Ticonderoga Company
             195 International Parkway
             Heathrow, FL 32795-8413
             Attention: Richard A. Asta
                        Executive Vice President of Finance
             Facsimile Number:  (407) 829-2570

      with a copy to:
             Philip Shasteen, Esquire
             Johnson, Blakely, Pope, Bokor, Ruppel & Burns, PA
             100 North Tampa Street
             Suite 1800
             Tampa, FL 33602
             Facsimile Number:  (813) 225-1857

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

      14.13 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference in this Agreement to any law shall be deemed also to refer to all rules and regulations promulgated under the law, unless the context requires otherwise.

      14.14 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

      14.15 Contact with Employees. Except as described in Schedule 14.15, until after the Closing, without the prior written consent of Seller neither Buyer nor any of Buyer's representatives will initiate or cause to be initiated (other than through Seller and with either Richard A. Asta or Len Dahlberg present)any communication with any employee of Seller or any representatives of the two (2) collective bargaining units relating to the Business, it being understood that in the event that the Closing does not occur for any reason whatsoever, for a period of five (5) years after the termination of this Agreement, without Seller's prior written consent Buyer shall not solicit nor hire any individuals who are employees of Seller as of the date of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

ASBURY CARBONS, INC.

By:    /s/ William Meglaughlin, Jr.
Name:      William Meglaughlin, Jr.
Title:     Chief Financial Officer

DIXON TICONDEROGA COMPANY

By:    /s/ Richard A. Asta
Name:      Richard A. Asta
Title:     Chief Financial Officer